UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACTIONVIEW INTERNATIONAL, INC.
(formerly Acquisition Media, Inc.)
(Name of Small Business Issuer in its Charter)

Nevada	7900	87-0542172
(State or jurisdiction of incorporation	(Primary Standard Industrial	I.R.S. Employer
or organization)	Classification Code Number)	Identification No.)

103 - 221 East 10th Avenue
Vancouver, B.C.
V5T 4V1
Canada
Tel: (604) 878-0200
Toll Free: 1-866-878-0200
Fax: (604) 879-8224
(Address and telephone number of Registrant's principal executive offices and principal place of business)

Resident Agent's of Nevada
711 South Carson Street Suite 4
Carson City, Nevada 89701
Tel: (775) 882-4641
Fax: (775) 882-6818
(Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐	If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐	If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box ☒

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed offering price per share (2)	Proposed gross proceeds from offering price	Amount of registration fee

Common Stock	6,802,300	$0.115	$782,264.50	$

ActionView hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until ActionView files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1)	The total number of shares of common stock to be sold by shareholders on a continuous offering basis under Rule 415;
(2)	Based upon the last Over The Counter sales price on August 4, 2005, which was $0.115 per share.

PROSPECTUS

ACTIONVIEW INTERNATIONAL, INC.
(A Development Stage Company)

Suite 103 - 221 East 10th Avenue
Vancouver, B.C.
V5T 4V1
Canada
Tel: (604) 878-0200
Toll Free: 1-866-878-0200
Fax: (604) 879-8224

6,802,300 Shares
Common Stock

A total of 6,802,300 shares of common stock are to be registered for selling security holders through this Prospectus. ActionView International, Inc., will not receive any of the proceeds from this offering. A list identifying all of the selling security holders is set forth in Part 1 of this Prospectus, under the heading “SELLING SECURITY HOLDERS.”

Shares of the Company's common stock are posted for trading on the NASD's OTCBB under the symbol “AVWI” and also on the Berlin-Breman stock exchange under the symbol “VW6”. The last OTC sales price of the Company’s common stock was $0.115, on August 4, 2005.

There is currently a limited market for the Company's securities on the OTCBB. The selling shareholders will sell the shares from time to time at the prevailing market price.

The shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment (See “Risk Factors” on page 7).

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission nor has the U.S. Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Information contained herein is subject to completion or amendment. The registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to Completion, Dated: August 5, 2005

PART I

PROSPECTUS SUMMARY

The following is a summary of the more detailed information appearing elsewhere in this prospectus and briefly contains all material information that a potential investor would find most significant about the Company and the offering. Each prospective investor is urged to read this prospectus in its entirety before making an investment decision to purchase the Company’s common stock.

Organization

ActionView International, Inc., formerly known as Acquisition Media, Inc., currently trades on the OTC Bulletin Board under the symbol “AVWI” and is referred to in this amended Form SB-2 registration statement as the “Company”, the “Registrant” or the “Issuer”. The company is also listed for trading on the Berlin-Bremen Stock Exchange under the symbol “VW6”.

ActionView International, Inc., was incorporated on January 26, 1986, as Vantage, Inc., under the laws of the State of Nevada. Following a number of name changes since incorporation, the Company changed its name again to ActionView International, Inc. on August 20, 2003. This was done to better reflect its new business operations during the process of acquiring 100% of ActionView Advertising Systems, Inc. and related technology rights through its wholly owned subsidiary company, 6126421 Canada Ltd. This acquisition was closed in September 2003. In connection with its ad revenue business from Company-owned signs, the Company completed the incorporation of ActionView Far East Limited in early 2004 for the purpose of representing the Company and marketing its scrolling sign products in both China and Hong Kong.

Business

The Company currently engages in the manufacturing, assembly and marketing of programmable scrolling backlit billboard poster signs used in point-of-sale and outdoor advertising locations. The Company's business model has two basic revenue streams: (i) ad revenues from company owned signs placed in high traffic locations by Ad Agencies with whom the Company shares the revenue; and (ii) sale of signs to franchise operators along with on-going royalty revenue from advertising on the signs in local market areas.

The Company is headquartered in Vancouver, B.C., Canada, where the management and staff of the Company work. The management consists of a CEO/Founder, a President and a CFO. The staff consists of an administrative assistant, a part-time book-keeper and a technician. In Vancouver the Company operates a small advertising operation where 6 signs are located in local malls with advertisers generating less than $10,000 per month for the company. The Company is in the business of attempting to place its corporate-owned scrolling signs in high traffic locations internationally and selling advertising on the signs.

The Company will earn a percentage of the revenues generated on the signs. The Company contracts the manufacturing of its signs to a local manufacturer in China, from where it ships internationally. An employee of the Company oversees manufacturing.

The North American sales and marketing is generated by the management and an independent agent located in Las Vegas, Nevada, USA. The Company has 5 franchisees in North America, one in Adelaide, Australia and one in Dubai in the Middle East. The Company has supplied and sold 32 scrolling signs to the existing franchises. The Company operates in China through a Hong Kong company called ActionView Far East of which the Company owns 50%. The Company operates in Australia under a license agreement with local businessmen.

The Company is manufacturing 50 signs for placement in the Guangzhou Airport bus stop areas in accordance with an agreement between ActionView Far East and a local advertising company that owns the advertising rights for the Guangzhou Airport. It is expected that the signs will be installed in the third quarter with advertising revenue being generated in the third and fourth quarters of 2005. The Company will receive a percentage of the revenue generated. ActionView Australia has an agreement with an Australian advertising company for the supply of scrolling signs over the next 10 years. Under the agreement the advertising company has committed to ordering and paying minimum monthly guaranteed payments for 200 signs over the next 2 years. The Company will receive 50% of the revenues for the supply of the signs.

The Company has 20 new scrolling signs in inventory awaiting orders.

Because the Company has not generated sufficient revenues to date to sustain its operations and significant growth, the Company is dependent on investment financing to finance the building of signs and the operations of the Company. The advertising revenues from existing contracts is anticipated to begin in the 3rd quarter of 2005. Management expects that revenues from operations will be sufficient to support the Company by the 2nd quarter of 2006, however this result cannot be guaranteed and the Company may have to obtain additional equity financing in order to fund operations for the foreseeable future.

In order to fully execute its business plan and achieve its financial goals over the next two years, including breaking-even in 2005 and earning up to $1 million before interest and taxes in 2006, the Company needs to raise approximately $1.7 million for sign manufacturing, on-going research & development expenses and working capital needs. The Company is presently in discussions with a number of funding sources and anticipates obtaining funding from a combination of equity/debt financing during the third and fourth quarters of the 2005 fiscal year. The Company is currently seeking financing of $1,100,000 during this fiscal year. $700,000 of this amount will be allocated to finance the inventory for the existing and anticipated contracts for the current fiscal year. $400,000 of this amount will be allocated to finance the Company’s ongoing operating expenses and working capital requirements. The Company may allocate a portion of these funds to research and development activities. There is no assurance that the Company will be able to obtain this financing, in part or in its entirety, or that such financing will be obtained in a timely manner. If the Company cannot obtain adequate revenues to fund operations from the sale of its products and licensing agreements and/or cannot raise additional equity financing, the Company will have to significantly reduce its operations or even suspend or cease operations.

For the quarter ended March 31, 2005 and the year ended December 31, 2004, ad revenues accounted for the respective percentages of total company revenues as shown in the table below.

	Quarter Ended March 31, 2005		Year Ended December 31, 2004
Ad Revenues	$13,614	100%	$58,260.00	45%
Sign Sales	-	-	$72,606.00	55%
Total (US$)	$13,614	100%	130,866.00	100%

In connection with its ad revenue business from Company-owned signs, the Company completed the incorporation of ActionView Far East Limited in February 2004 for the purpose of representing the Company and marketing its scrolling sign products in both China and Hong Kong. In addition, the Company granted an exclusive license to ActionView Australia Pty. Ltd in May 2005 for the purpose of representing the Company and marketing its scrolling sign products in Australia. Both are expected to commence commercial operations in the second half 2005.

The net loss for the fiscal year ended December 31, 2004 was $1.46 million and for the quarter ended March 31, 2005 was $220,000. The Company had a working capital deficiency of $275,543 at March 31, 2005; has incurred losses since inception of $4,236,126; and further losses are anticipated in the development of its business and there can be no assurance that the Company will be able to achieve or maintain profitability. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

The Offering

A total of 6,802,300 shares of common stock are to be registered for selling security holders.

Liquidity of Investment

Although the shares will be free of resale restrictions once qualified by this Prospectus, there presently exists only a limited public market for the shares. The Company's securities trade on the NASD's OTCBB under the symbol “AVWI”. Therefore, an investor may not be able to sell shares when he or she wishes; therefore, an investor should consider his or her investment to be long-term.

Summary Financial Information

	Quarter Ended Mar. 31, 2005	Year Ended Dec. 31, 2004	Year Ended Dec. 31, 2003	Year Ended Dec. 31, 2002
Revenues	13,614	130,866	40,790	0
Gross Profit	8,634	65,660	22,690	0
Operating Expenses	232,005	1,525,372	984,104	224,820
Net Loss after interest expense	(223,371)	(1,459,712)	(961,414)	(224,820)
Working Capital (Deficiency)	(275,543)	(360,661)	275,309	(822,677)
Net Cash used in Operating Activities	(268,061)	(685,529)	(551,234)	(490)
Current Assets	363,799	227,849	549,040	7
Total Assets	2,811,263	2,740,120	3,214,959	7
Current Liabilities	639,342	588,510	273,731	822,683
Total Liabilities	668,258	621,744	320,571	822,683
Accumulated Deficit	(4,236,126)	(4,012,755)	(2,553,043)	(1,591,629)

Risk Factors

The securities offered hereby are highly speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors, as well as all other information set forth in this prospectus.

Investors should consider each of the following risk factors and the other information in this Registration Statement, including ActionView's financial statements and the related notes thereto, in evaluating the Company's business and prospects. If any of the following risks actually occur, the Company's business and financial results could be harmed.

Risks associated with ActionView's own business and products

1. The advertising services industry could be impacted by global economic weakness which reduces advertising expenditures and which could negatively affect the Company's revenues and operating results. To the extent that the global and local economies are weak, the Company will face diminished ad revenues and sign sales, which may be material to the Company’s operations. The magnitude of such risk cannot be predicted with any degree of certainty.

2. ActionView lacks an operating history and has accumulated significant losses that may or may not continue into the future. If the losses continue, the Company might have to suspend or cease operations.

3. ActionView will derive most of its revenues from sales outside North America and numerous factors related to international business activities subject the Company to risks that could reduce the demand for its products and negatively affect its operating results. External risks include currency risks, foreign governmental regulation, foreign governmental and economic instability, lack of accessibility to clients and customers in foreign countries, and the inability to collect receivables from foreign clients and customers may all adversely effect the Company. Any combination of these factors would compound the risks to the Company and could result in significant harm to the Company’s operations abroad and thus its results of operations.

4. ActionView depends primarily upon two suppliers for the components to produce its sign products. Any disruptions in the operations of, or the loss of, these suppliers could harm the Company's ability to meet its delivery obligations to its customers and could increase its cost of sales. If the Company is unable to promptly replace one or both of its suppliers, it would be unable to meet its contractual obligations and would not be able to manufacture products which the Company relies upon for its revenues. A reduction or interruption in sign product supply or a significant increase in product prices could have a material adverse effect on ActionView's business and profitability.

5. Defects or errors in ActionView's products or in the components made by its principal suppliers could harm the Company's relations with its customers and expose it to forms of product liability. Similar problems related to the products of ActionView's customers would also harm its business. If ActionView experiences any product liability claims or recalls, the Company may also incur significant expenses and experience decreased demand for its products.

6. ActionView's business and operations would suffer if its sign products or systems fail. Problems with or failure of the Company’s products might result in a recall of the systems. The need to repair or replace the systems would likely result in the loss of revenues and additional expenses incurred by the Company to repair the problems. Additionally, the Company would likely lose customers and accounts if the sign systems failed. The failure of a significant number or percentage of the Company’s systems and/or the loss of a significant number of the Company’s customers could have a material adverse effect on ActionView's business and profitability.

Risks associated with ActionView's industry

7. The out-of-home advertising services industry is subject to rapid technological change that ActionView must keep pace with to successfully compete. The Company’s inability to adapt to technological change or compete in the Company’s line of business would result in the loss of the Company’s customers, the inability to obtain new customers and market share and would have a material adverse effect on ActionView's business.

8. ActionView faces significant competition from much larger companies with greater experience and resources. The Company’s inability to compete in the Company’s line of business against larger companies would result in the loss of the Company’s customers, the inability to obtain new customers and market share and would have a material adverse effect on ActionView's business.

9. Currency fluctuations could negatively affect future product sales or advertising revenue and harm ActionView's ability to collect receivables. Because a portion of the Company’s business is conducted in foreign currencies, the Company is subjected to foreign currency risks, including adverse trends in valuation or exchange rates, exchange and transfer fees, inflation and other economic uncertainties not faced by companies which do not transact their business in foreign currencies.

10. ActionView's business and operating results may be harmed by inflation and/or deflation.

11. Government regulation or any change in such regulation may adversely affect ActionView's business. Governmental regulation of the industry or specific products which the Company manufactures and sells may increase the costs associated with such business or may make the business unprofitable to the Company. Any regulation or laws which hinder the Company’s ability to sell its products or which increases its costs would have a material adverse effect on ActionView's business.

Risks associated with ActionView and its subsidiaries

12. ActionView's stock price is volatile with wide fluctuations in the past that are likely to continue in the future. The Company’s common stock trades domestically on the OTC-BB, a relatively illiquid and extremely volatile market. In order to maintain its listing status on the OTC-BB, the Company must file periodic reports with the SEC in a timely manner. If the Company does not maintain its reporting status it may have its securities delisted from the OTC-BB.

13. A small number of ActionView's stockholders own a substantial amount of the Company's Common Stock, and if such stockholders were to sell those shares in the public market within a short period of time, the price of ActionView's Common Stock could drop significantly.

14. ActionView may not be able to attract and retain qualified personnel necessary for the implementation of its business strategy. If the Company is not able to attract or retain qualified personnel, it is likely that the Company would be unable to remain competitive in its business resulting in a material adverse effect on ActionView's operations.

15. ActionView's business and operating results will be harmed if it is unable to successfully manage growth in its business.

16. ActionView does not expect to pay dividends in the foreseeable future. Because the Company does not intend to pay dividends in the foreseeable future, the potential return on an investor’s investment in the Company’s common stock cannot include any dividend income.

17. “Penny Stock” rules may make buying or selling ActionView's Common Stock difficult, and severely limit market liquidity. The Company’s common stock is defined as a “penny stock” under applicable federal securities laws. As such, the Company’s shares are more difficult to purchase and sell than other securities not subject to the “penny stock” rules.

Additional Risks

18. Future Equity Financings May Dilute Your Ownership Interests. The Company relies upon the availability of equity capital to fund its growth, which financing may or may not be available on favorable terms or at all. We cannot guarantee that additional financing, refinancing or other capital will be available in the amounts we desire or on favorable terms.

19. As of the date of this prospectus we have raised equity capital through the issuance of shares of our restricted common stock and will continue to do so for the foreseeable future. Subject to the implementation of our ongoing plan of operations and any revenues generated in relation thereto, we anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.

20. The Company does not carry Officer and Director Liability Insurance coverage which would reduce the ability of investors to recover damages in the case of a claim against the Company and or its officers and directors for breach of duties or other liability claims.

Special Note Regarding Forward Looking Statements

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Offering Price

The Selling Security Holders will sell the shares offered hereby at the prevailing market price during the course of the offering.

Shares Eligible For Future Sale

A total of 7,840,000 shares of common stock which are currently held, directly or indirectly, by management, have been issued in transactions not requiring registration under the Securities Act of 1933 and are not registered for resale pursuant to this registration statement.

These could be made available for resale to the public in reliance upon Rule 144. In general, under Rule 144 a person who has beneficially owned shares acquired in a non-public transaction for at least one year, including persons who may be deemed affiliates of ActionView, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the Company's common stock could be adversely affected.

USE OF PROCEEDS

ActionView will not receive any of the proceeds from the sale of shares offered by the selling security holders.

ActionView will bear the entire cost related to this offering, which is estimated to be approximately $27,000 inclusive of transfer agent fees, legal expenses, audit and accounting fees, and regulatory filing fees. The selling security holders will not bear any of the expenses related to this offering.

DETERMINATION OF OFFERING PRICE

There is only a limited existing market for the securities of ActionView on the OTCBB and the price of the Company's securities varies with market conditions. As a result, it cannot be practicably determined what the offering price will be when selling shareholders sell their securities. The offering price set forth in this amended registration statement is an estimate for the purpose of calculating the applicable registration fee with the SEC and does not necessarily reflect the actual price at which the securities will be sold by the Selling Security Holders. The Company based this estimated price of $0.13 per share upon the prevailing trading price for ActionView's shares on the OTC-BB at the time of filing this amended registration statement.

DILUTION

The Company currently has 36,833,858 shares issued and outstanding. As no shares of common stock are to be issued or sold from the treasury of ActionView, no dilution will result from the offering under this registration statement and the offering will not affect the net tangible book value per share.

As of December 31, 2004, the last fiscal year end for ActionView referenced in this amended registration statement, the net tangible book deficit per share of our common stock issued and outstanding is approximately $0.01 per share.

SELLING SECURITY HOLDERS

Selling shareholders will be offering a total of 6,802,300 shares of common stock of ActionView, as follows. None of the selling shareholders are past or present affiliates of ActionView.

Name of Selling Shareholder	Amount Beneficially Owned Prior to Offering	Amount Offered for Selling Shareholder's Account	Amount Beneficially Owned after Offering	Percentage Ownership after Offering
Eton Properties Corp.	1,250,000	1,250,000	0	0%
First Colony Merchant	1,250,000	1,250,000	0	0%
Terry Danielson	50,000	50,000	0	0%
Darius F. Clement	25,000	25,000	0	0%
Trevor Lovell	25,000	25,000	0	0%
CLX Investment Co., Inc.	2,000,000	2,000,000	0	0%
Paul Schulte	131,250	131,250	0	0%
Michael S. Meneer	56,250	56,250	0	0%
Richard Wolverton	375,000	375,000	0	0%
Julian Perez	375,000	375,000	0	0%
Wesley Guild	330,000	330,000	0	0%
Paul J. Sanchez	75,000	75,000	0	0%
Hovich Haytaian	15,000	15,000	0	0%
Danny M. Green	75,000	75,000	0	0%
J Ronald McGregor	187,500	187,500	0	0%
Bill Gigure	75,000	75,000	0	0%
Vaagn Arakelyan	30,000	30,000	0	0%
Mr. & Mrs. Soules	27,800	27,800	0	0%
John & Mary Settersrtom	12,000	12,000	0	0%
Torrey Hills Capital, Inc.	437,500	437,500	0	0%
TOTAL	6,802,300	6,802,300	0	0%

The shares being registered for Eton Properties Corp., and First Colony Merchant were acquired in a private placement transaction during June 2004. The shares were issued without registration pursuant to an exemption from registration under Rule 506, Regulation D, of the Securities Act of 1933.

The shares being registered for CLX Investment Co. Inc., were acquired as consideration for financing services and a draw-down line of credit of $350,000 issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. They will be issued to CLX on a pro-rata basis as the draw-down takes place over the period July to November 2005. Any unissued shares arising from not drawing down the maximum credit will be returned to the Company’s treasury.

The shares being registered for Paul Schulte, Michael S. Meneer, Richard Wolverton, Julian Perez, Wesley Guild, Paul J. Sanchez, Hovich Haytaian, Danny M. Green, J. Ronald McGregor, Bill Gigure and Vasgn Arakelyan include a total of 575,000 shares issuable upon exercise of share purchase warrants held by them (see “Recent Sales of Unregistered Securities” below). Each warrant entitles the holder thereof to purchase one-half share of the Company’s common stock for a period of one year upon payment of $0.17 to the Company.

To the knowledge of ActionView, none of the selling stockholders are broker-dealers or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

Registration under this Offering.

A total of 6,802,300 shares of common stock are to be registered for selling security holders, as set forth above.

No commissions or other fees will be paid, directly or indirectly, by ActionView, or any of its principals to any person or firm in connection with solicitation of sales of the shares. These securities are offered by their holders subject to prior issue and to approval of certain legal matters by counsel.

The selling security holders may, from time to time, sell any or all of their shares of common stock covered by this prospectus on the NASD's OTC-BB at the prevailing market price during the course of the offering.

ActionView will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The commission or discount which may be received by any member of the National Association of Securities Dealers, Inc. in connection with these sales will not be greater than 8%. The selling stockholders may use any one or more of the following methods when selling shares:

(a) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (b) privately negotiated transactions; and (c) a combination of these methods of sale.

If offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Selling stockholders may sell their shares in all 50 states in the U.S. Selling stockholders should obtain advice as to any applicable state securities laws requirements which might apply to them.

Each selling stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing my affect the marketability of the securities offered hereby.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus. There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by them hereunder.

It is estimated that the following costs and expenses will be incurred by the Company in connection with this offering:

Legal expenses	$18,000
Audit and Accounting fees	$5,000
Transfer Agent fees	$2,000
Regulatory filing fees	$2,000
Total Offering Costs and Expenses	$27,000

These costs and expenses are expected to be covered by existing working capital and the cash flow from operations of the ActionView group of companies including its wholly owned subsidiary, 6126421 Canada Ltd, and in turn its wholly owned subsidiary, ActionView Advertising Systems Inc., and ActionView Far East Ltd., of which the Company owns 50%.

LEGAL PROCEEDINGS

The ActionView group of companies, including its wholly and partially owned subsidiaries, are not party to any material legal proceedings or litigation and ActionView has no knowledge of any threatened or pending litigation against it or its small group of companies.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS,
AND CONTROL PERSONS

The following discussion contains disclosure concerning the directors, officers and control persons of ActionView. There are no persons who have acted as a promoter, controlling person, or significant employee of ActionView other than as disclosed below.

Name	Position	Term of Office (1) (2)
Christopher Stringer 3784 Bayridge Avenue West Vancouver, BC V7V 3J2	Director, President and Chief Financial Officer	Expires at next shareholder's meeting
Rick Mari 4329 West 3rd Avenue Vancouver, BC V6R 1M6	Director, Secretary, Treasurer and Chief Executive Officer	Expires at next shareholder's meeting

1.
Directors, whether appointed at a meeting of stockholders or by the remaining directors, are appointed until the next annual meeting of stockholders. The last annual meeting to elect directors occurred prior to the acquisition of ActionView Advertising by ActionView International, Inc., in September of 2003. As the Company does not, at this time, have a meeting of shareholders' scheduled, there is currently no set expiration of the current directors' terms. Pursuant to Nevada Revised Statutes (“NRS”) Section 78.320, 78.340 and 78.345, the Company is required to either hold a shareholder meeting to elect its directors or if no meeting is held, then the shareholders can elect its directors by written consent, at least every 18 months.

However, if the Company does not hold an annual meeting to elect directors, or its shareholders do not consent in writing without an annual meeting, then the Directors shall continue to hold office after the expiration of their term until a successor is elected and qualified, or until they resign or are removed.

2.
The President, Secretary and Treasurer do not have a set term of office. They serve at the pleasure of the Directors and can be removed at any time by the Directors under the Articles and Bylaws of ActionView.

3.
Christopher Stringer and Rick Mari were appointed as both President and Secretary of the ActionView group of companies, including its wholly owned subsidiary, 6126421 Canada Ltd, and in turn its wholly owned subsidiary, ActionView Advertising Systems Inc.

Christopher Stringer, President, CFO and Director

Mr. Stringer, age 61, is the President, Chief Financial Officer, and a Director of the Company. He has been with the Company for over five years and is one of its founders. Prior to that, he was a self-employed franchise management consultant and has spent the past 25 years as a business innovator, with specific expertise in the initial organization, development, operations and leadership of both new and established service companies.

As President of ActionView International, Mr. Stringer brings a strong background as a business leader of international companies. He was a founder of Molly Maid International, Inc., which now has 500 franchisees in four countries. He has also managed the development of ServiceMaster in Canada. Prior to that he managed the expansion of Loomis Courier Services into the Eastern United States and Canada.

Rick Mari, CEO, Secretary and Director

Rick Mari, age 51 is the Chief Executive Officer and a Director of the Company and has been for the last five years. Prior to that, he was employed by Productive Electronic Marketing Inc., a company which developed electronic advertising and signage products.

Mr. Mari directs the research, development and manufacturing of the ActionView scrolling sign and still-view products. Over the past seven years, he developed the original ActionView 13 scrolling billboard, 4x6 sign, taking advantage of his twenty years of experience as President and owner of Productive Electronic Marketing Ltd.

The company does not have standing nominating or compensation committees of the board of directors, or committees performing similar functions. During the last fiscal year ended December 31, 2004, the board of directors did not formally meet other than following the last annual meeting of shareholders.

The Company has not, at present, appointed an audit committee nor does it have a financial expert on its Board of Directors. Financial statements are reviewed by the entire Board of Directors rather than a committee thereof.

Both Rick Mari and Christopher Stringer devote 100% of their working time to the business of the Company.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of ActionView's common stock as of the date of this registration statement, by (i) all stockholders known to ActionView to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all directors and executive officers of ActionView, and as a group.

As of the date of this registration statement, the Registrant had 36,833,858 shares of common stock issued and outstanding, including shares issuable in connection with the Exchangeable Shares. The following table sets forth certain information regarding the beneficial ownership of the common stock of the Registrant as of the date of this registration statement of (1) each person who is known to the Registrant to own beneficially more than 5% of its outstanding common stock, (2) each of its directors and officers, and (3) all of its directors and officers as a group:

Name and Address	Position	Amount of Stock Beneficially Owned	Percentage of Class (common stock)
Christopher Stringer 3784 Bayridge Avenue West Vancouver, BC V7V 3J2	Director, President And CFO	2,683,334 (1)	7.28%
Rick Mari 4329 West 3rd Avenue Vancouver, BC V6R 1M6	Director, Secretary And CEO	5,156,666 (2)	14.00%
Thomas Schulte 1900 Faywood St. Las Vegas, NV 89134	5% beneficial owner	3,106,350 (3)	6.43%
CLX Investment Company, Inc. 43180 Business Park Dr. Suite 202 Temecula, CA 92590	5% beneficial owner	2,000,000 (4)	5.43%
Directors, Officers and 5% stockholders in total (2 Persons)		12,946,350	35.14%

1.
Of the 2,683,334 common shares attributed to Christopher Stringer, 399,109 are common shares which he owns and which were issued to him in settlement of debts the Company incurred to him. These shares were issued effective September 8, 2003 at a price of $0.30 per share. The remaining 2,284,225 shares are held in trust by the Trustee in the event that Christopher Stringer wishes to exchange his 2,284,225 Exchangeable Shares. Christopher Stringer, not the Trustee, has the right to vote these 2,284,225 shares at any meeting of the Company's shareholders. The Exchangeable Shares are more fully defined in the section of this Prospectus entitled “Description of Securities” below.

2.
Of the 5,156,666 common shares beneficially held by Rick Mari, 298,216 are common shares which he owns and which were issued to him in settlement of debts the Company incurred to him. These shares were issued effective September 8, 2003 at a price of $0.30 per share. The remaining 4,858,450 shares are held in trust by the Trustee in the event that Rick Mari wishes to exchange his 4,858,450 Exchangeable Shares for them. Rick Mari, not the Trustee, has the right to vote these 4,858,450 shares at any meeting of the Company's shareholders.

3.
Of the 3,106,350 common shares attributed to Thomas Schulte, 937,500 are common shares held by him issuable for a period of one year upon exercise of share purchase warrants for $0.17 payable to the Company.

4.	The 2,000,000 common shares attributed to CLX Investment Company, Inc will become beneficially owned by them on a pro-rata basis as the $350,000 draw-down line of credit is utilized over the four month period ended November 2005.

DESCRIPTION OF SECURITIES

General Description

The securities being offered are shares of common stock. The authorized capital of ActionView International, Inc. consists of 75,000,000 shares of common stock, $0.001 par value per share of which 36,833,858 shares of common stock were issued and outstanding as of the date of this registration statement, including the Exchangeable Shares as described in note 6 to the financial statements which have not yet been exchanged into common stock of the Company.

Each outstanding share of the common stock entitles the holder to one vote, including the exchangeable shares, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders.

The holders of the common stock (i) have equal rights to dividends from funds legally available therefore, when, and if, declared by our the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to the holders of the common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have pre-emptive, subscription or conversion rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

Of the Company’s 36,833,858 total issued and outstanding shares of common stock, 8,072,675 shares are defined as the “Exchangeable Shares”. These shares were issued by the Company in connection with an agreement dated August 18, 2003 as amended August 25, 2003 and effective September 9, 2003, between the Company, 612 Canada, ActionView, the ActionView shareholders and the two principals of ActionView. Pursuant to the agreement, all of the issued and outstanding common shares of ActionView were acquired by 612 Canada in exchange for 1,000,000 exchangeable shares of 612 Canada. In addition, 612 Canada issued a further 7,422,675 exchangeable shares to the two principals of ActionView in exchange for intellectual property rights held by the principals relating to the development of ActionView's products.

A holder of an exchangeable share may, at any time and in perpetuity, require 612 Canada to repurchase the exchangeable share for an amount equal to the then current market value of the Company's common stock. 612 Canada may, at its option, satisfy the resulting obligation to repurchase the exchangeable shares in cash or it may elect to have the obligation satisfied by the issuance of shares of the common stock of the Company on the basis of one common share for one exchangeable share. The Company issued 8,422,675 shares of common stock to a trustee to satisfy this obligation. The holders of the exchangeable shares will be granted votes in the Company on a basis of one vote for every exchangeable share held. During the year ended December 31, 2003, 350,000 exchangeable shares were exchanged for shares of the Company’s common stock at $0.30 each.

Non-Cumulative Voting

The holders of shares of common stock of ActionView do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of ActionView's directors.

Dividends

ActionView does not currently intend to pay cash dividends. ActionView's proposed dividend policy is to make distributions of its revenues to its stockholders when ActionView's board of directors deems such distributions appropriate. Because ActionView does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of ActionView.

A distribution of revenues will be made only when, in the judgment of ActionView's board of directors, it is in the best interest of ActionView's stockholders to do so. The board of directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee's securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and ActionView's internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.

Possible Anti-Takeover Effects of Authorized but Unissued Stock

ActionView's authorized capital stock consists of 75,000,000 shares of common stock. One effect of the existence of authorized but unissued capital stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of ActionView by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of ActionView's management. If, in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in ActionView's best interests, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Transfer Agent

ActionView has retained the services of Transfer Online, 317 SW Alder St. 2nd floor, Portland, Oregon, 97204 to serve as transfer agent and registrar for the Company effective April 19, 2005. This function was previously performed by Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, NV 89119.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, any interest exceeding $50,000 in value, directly or indirectly, in the Company or any of its subsidiaries. Nor was any such person connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Company has retained Marcus A. Luna, Esq., as counsel. Presently, Mr. Luna does not own any common stock of the Company. The Company intends to change trustees and insert Mr. Luna as Trustee for the common shares of the Company which will be delivered to the holders of the Exchangeable Shares upon their exchange for Company Shares (see “Description of Business, General” on page 21 below for a discussion of the Exchangeable Shares). Mr. Luna has replaced prior counsel to the Company.

The December 2004 and 2003 consolidated financial statements in this Prospectus and in the Registration Statement have been audited by Dale Matheson Carr-Hilton Labonte, our independent Registered Public Accounting Firm, to the extent and for the periods set forth in their report (appearing elsewhere herein and in the Registration Statement) and are included due to reliance upon said report, given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Save and except for Article IX of the Articles of Incorporation, incorporated herein by reference, which provides that ActionView will indemnify directors against losses from acts taken in the performance of their duties to ActionView, no statute, charter provision, article, by-law, contract or other arrangement exists under which any controlling persons, directors or officers of ActionView is insured or indemnified in any manner against liability which he or she may incur acting in his or her capacity as such.

The Articles and Bylaws of ActionView do not prohibit arrangement by ActionView of indemnification insurance and allow ActionView to indemnify directors and officers against loss or damage from such acts.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ActionView pursuant to ActionView's Articles or Bylaws, ActionView has been advised that in the opinion of the US Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

Actionview International, Inc. formerly known as Acquisition Media, Inc. (the “Company”), is a Nevada Corporation which currently trades on the OTC Bulletin Board under the symbol “AVWI” and is referred to in this amended Registration Statement as the “Company”. The Company is also listed for trading on the Berlin-Bremen Stock Exchange under the symbol “VW6”.

The Streamscape Transaction

On November 13, 2000, the Company announced and entered into an agreement to acquire 100% of Streamscape, a private corporation. Pursuant to the terms of the acquisition agreement, the Company would acquire all of Streamscape’s issued and outstanding shares (14,610,000 shares of Streamscape's common stock) in exchange for 17,700,000 shares of the Company's common stock. The 17,700,000 shares of the Company's common stock were issued and placed in an escrow, subject to certain escrow conditions being satisfied before they could be distributed to the shareholders of Streamscape.

By April of 2001, the management of Streamscape could not deliver all the shares of Streamscape. Additionally, Streamscape was unable to obtain additional financing to continue operations, a condition to the consummation of the Streamscape transaction. As a result, in April 2001, the agreement was rescinded and the acquisition of Streamscape stock in exchange for the Company’s stock was terminated. The rescission occurred prior to the Company commencing operations with Streamscape and the 17,700,000 shares of the Company's common stock previously issued were returned to the transfer agent for cancellation. The financial statements do not include the transaction or consolidate the operations of Streamscape with the Company’s as the ActionView shares were never distributed to the Streamscape shareholders and the transaction never consummated.

The Company did advance $340,000 to Streamscape in the form of loans which were used by Streamscape for operating purposes. For the year-ended December 31, 2001, the loans to Streamscape were written off by the Company as a bad debt because Streamscape went into receivership.

The Inform Online, Inc., transaction

On November 26, 2001, the Company entered into an agreement to acquire substantially all of the assets of Inform Online, Inc., which developed a system that provided advertisements to digital display systems. The terms of the asset acquisition called for ActionView to issue 1,000,000 restricted shares of the Company's common stock. Inform Online, Inc. was unable by June 30, 2002, to reach an agreement with a major vendor to supply online advertising, and therefore the November 26, 2001, agreement to acquire all of Inform Online, Inc.’s assets was rescinded and terminated, effective June 24, 2002. The Company has returned all the transferred assets to Inform Online, Inc. (hardware and equipment, $70,000; computer software, $230,000; and intellectual properties, $250,000) and has cancelled the 1,000,000 restricted shares of common stock previously issued to Inform Online, Inc.

The Tele Pacific Communications (Samoa) Inc., transaction

On March 25, 2002, the Company entered into an agreement to acquire all the issued and outstanding shares of Tele Pacific Communications (Samoa) Inc. from Pacific E-Link Corporation in exchange for 2,500,000 restricted shares of the Company's common stock. Tele Pacific Communications (Samoa) Inc. owned a 75% interest in Chengdu Publicis International Advertising Co. Ltd., a Sino-foreign joint venture advertising agency with offices in Beijing, Shanghai, Chengdu and Guangzhou, China. As of August 8, 2002, Pacific E-Link Corporation had not provided the Company with the contractually required two years of audited financial statements for Tele Pacific Communications (Samoa) Inc., and Chengdu Publicis International Advertising Co. Ltd., nor had it delivered all of the issued and outstanding shares of Tele Pacific Communications (Samoa) Inc., the Company decided to rescind the March 25, 2002 agreement with Pacific E-Link Corporation for non-performance on their part, and has cancelled the 2,500,000 restricted common shares.

On May 7, 2002 the Company announced an agreement to acquire all of the issued and outstanding shares of J&M Insurance Replacement Centre Ltd., by the issuance of 4,654,000 restricted common shares to the shareholders of J&M Insurance Replacement Centre Ltd. Upon the completion of due diligence, the Company decided not to proceed with this acquisition.

The Action View Advertising Systems, Inc., transaction

In August 2002, the Company changed its name from Inform Media Group, Inc. to Acquisition Media, Inc. Subsequently, in August 2003, in preparation for the closing of its acquisition of Action View Advertising Systems, Inc., Acquisition Media, Inc. changed its name to ActionView International, Inc. in order to better reflect the new business operations of the Company. Also, in August 2003, the Company obtained a new CUSIP number and changed its trading symbol on the OTC Bulletin Board to “AVWI” and is presently trading under the name: ActionView International, Inc.

On August 11, 2003, ActionView International Inc., incorporated a wholly-owned Canadian subsidiary, 6126421 Canada Ltd. Pursuant to an agreement dated September 9, 2003, ActionView International, Inc., through its wholly-owned Canadian subsidiary (6126421 Canada Ltd.) acquired 100% of the issued and outstanding shares of Action View Advertising Systems, Inc. (a British Columbia Canadian Corporation incorporated on July 6, 1999) and issued 1,000,000 exchangeable shares of 6126421 Canada Inc. as consideration. This transaction was completed during the quarter ended September 30, 2003 with all of the acquired shares Action View Advertising Systems, Inc., being exchanged for the 1,000,000 exchangeable shares of 6126421 Canada Inc. In conjunction with this transaction, the Company acquired the intellectual property rights relating to a computer programmable scrolling, backlit billboard poster sign marketed and sold through ActionView. 6126421 Canada Ltd. This technology forms the basis of the Company’s current operations.

Pursuant to the terms of the agreement, the Exchangeable Shares can be exchanged into shares of ActionView International, Inc. on a one-for-one basis at the option of the shareholder. Concurrently, with the acquisition of Action View Advertising Systems, Inc., acquisition, the Company issued an additional 327,325 restricted common shares to settle the shareholder's loans between Action View Advertising Systems, Inc. and its principals - Chris Stringer and Rick Mari. A holder of an exchangeable share may, at any time, require 6126421 Canada Ltd. to repurchase the exchangeable share for an amount equal to the then current market value of the Company's common stock. 6126421 Canada Ltd. may, at its option, satisfy the resulting obligation to repurchase the exchangeable shares in cash or it may elect to have the obligation satisfied by the issuance of shares of common stock by the Company. The Company is required to issue to a trustee, a sufficient number of shares of common stock to satisfy this obligation. The holders of the exchangeable shares are granted votes in the Company on the basis of one vote for every exchangeable share held. The exchangeable shares can be exchanged into shares of the Company on a one-for-one basis at the option of the exchangeable shareholder. Concurrently with 6126421 Canada Ltd.'s issuance of 8,422,675 exchangeable shares, the Company issued 8,422,675 of its common shares to a Trustee in the event that the exchangeable shares were exchanged. To-date 350,000 exchangeable shares have been exchanged for company shares.

The Company’s Current Business Operations

The Company's principal place of business is located at Suite 203 -221 East 10th Avenue, Vancouver, British Columbia, Canada. It's telephone number is (604) 878-0200 or toll free (866) 878-0200 and it's facsimile number is (604) 879-8224. The Company, through its wholly-owned subsidiary, Action View Advertising Systems, Inc., is currently engaged in the business of developing, assembling, and marketing of a proprietary computer programmable, scrolling backlit, billboard poster sign, for use in retail advertising venues. ActionView's billboard sign offers advertisers superior backlit graphics, extremely high quality color resolution, and the capacity to have twelve (12) different scrolling images per display unit in a 4 foot by 6 foot format. The Company recently launched several new motion billboards which have been under development for the previous twelve months.

DESCRIPTION OF BUSINESS

a) Business Background

ActionView Advertising Systems, Inc. (an operating and wholly owned subsidiary of ActionView International, Inc.) was formed in 1998 as a British Columbia Corporation. The Managing partners and sole shareholders were Rick Mari, Founder/Secretary Treasurer and Christopher Stringer, President. The purpose of the company was to further expand the scrolling backlit sign technologies that were originally created by Rick Mari and to develop the most appropriate ways of taking the ActionView products to market. Manufacturing was and still is controlled by the founder, Rick Mari.

A franchise system was developed with Uniform Franchise Offering Circular (“UFOC”) documentation completed. A franchise marketing program was implemented and 7 franchises were sold over 6 years. This program has not succeeded due to the difficulty that local franchise owners experienced with finding locations to place their signs.

In 2002 a revenue sharing program was developed, initially for point of purchase advertising, with the plan to place the ActionView scrolling signs in open areas of large retail stores for the vendors of store merchandise to advertise. The proposed program required that ActionView International would finance and place the signs at its own cost. The store would assist ActionView with the acquisition of vendor advertising. The revenues would be shared with the stores. This program has been tested by Home Depot in Toronto. The results were not made available. To date Home Depot has not implemented the ActionView program. It has also been tested in Shoppers Drug Mart Stores in Canada with no results being published by the Stores. Canadian Tire Corporation tested the scrolling sign in a test store and ordered 2 signs for newly constructed stores.

Spinney supermarkets in Dubai tested and implemented the signs and the program in 2003. FAL stores and Action supermarkets in Australia has tested the signs and have indicated their intention to proceed with placement in selected stores. Discussions continue with new store chains in North America and Australia.

In 2003 the company moved the manufacturing of its scrolling signs from Vancouver, Canada to China. In 2004 the Company formed a company in Hong Kong called ActionView Far East (AVFE) in partnership with Justin Kwei of Hong Kong and Ernest Cheung of Vancouver. Since the formation of AVFE it has signed agreements with the advertising company, Chuangrun Advertising Limited to place ActionView scrolling signs on the revenue share program basis in Chuangrun’s client locations. The first of these was the Mass Transit Railroad in Guangzhou where 10 signs are displayed. The second contract is with the Guangzhou BayYun Airport, where 50 ActionView double sided scrolling backlit signs have been custom designed and are being manufactured and scheduled for installation in the third quarter of 2005. The third contract is also with the Guangzhou BayYun Airport and calls for the manufacture and installation of 100 large custom designed ActionView signs during the fourth quarter of 2005.

In 2004 the Company signed a license agreement with the ActionView franchisee, George Papillo, in Adelaide, Australia and his partner Doug Parrish. The agreement provided Messrs Papillo and Parrish the rights to market the ActionView International products in Australia under the name of ActionView Australia. In June 2005 ActionView Australia signed an agreement with an advertising company called Open Media to place ActionView signs in the supermarket and department store chains that Open Media develops as clients. Under the terms of this revenue share agreement ActionView International will supply signs, as required by Open Media over 10 years, beginning with a minimum of 50 scrolling signs in the next 12 months and 150 in the following 12 months. Open Media is contracted to pay ActionView Australia $433 per month per sign or 20% of the gross advertising revenues, whichever is the greater, over 3 years following each sign’s installation. Under terms of the license agreement with ActionView Australia, ActionView International will receive 100% of these revenues until all sign costs are recovered by ActionView International. After full cost recovery ActionView International will then be entitled to 50% of these ongoing revenues generated by sign advertising.

Background and Development of the Product

The Company custom designs and manufactures scrolling billboard type signs. The benefits of scrolling backlit signs over stationary backlit signs are twofold:

(i) scrolling signs permit the display of multi-advertisements in a single location. In a world where space is at a premium and advertisers are required to compete for their advertising positioning, ActionView signs reduce costs to advertisers and increase income to property owners that lease advertising sign space.

(ii) scrolling advertising provides the movement necessary to attract the attention of passers-by.

The ActionView 4 feet x 6 feet life sized backlit scrolling sign was researched and developed over a six year period under the guidance of its founder, Rick Mari, the Company’s CEO and a Director. As part of the research and development process, site testing was conducted in malls and business concourses of Vancouver, Canada, with the support of local and national advertisers. Rental signs have already been installed and ad revenues have been realized in three separate shopping centers in Vancouver.

Sales of the ActionView product began with a franchising program that exposed the product to shopping mall markets in Canada and the United States. Over the past 15 months, the Company has expanded its business model to international markets through strategic alliances for the ActionView product lines in conjunction with the Company’s revenue sharing programs. As with its prior revenue sharing programs, the Company intends to place the ActionView scrolling signs in open areas of large retail stores or other locations where heavy foot-traffic is present, for vendor and outside advertisement. Revenues would be shared between the strategic partner and the Company, with terms negotiated on a case by case basis. The program is now being implemented in the Mass Transit Railroad in Guangzhou, China; in the Guangzhou airport, China, and in an Australian supermarket store chain.

The R&D process resulted in a product that the Company believes is versatile, attractive, reliable and technically superior to competitors’ products. because of its sophisticated, digitally controlled, electronic components and high quality mechanics.

Manufacturing was moved off-shore from Canada to China in 2003 in order to benefit from the mass manufacturing capabilities and economies of scale in China. This change in manufacturing locations is based upon the positive trend towards high-tech manufacturing in China with reduced costs and high quality standards. The Company decided that this change was justified and better undertaken at an early stage in its development. In addition, the Company intends to enter the Chinese market, so manufacturing in the region would further the business plan. The Company's signs are currently assembled in China by a team of design engineers and computer technicians at its main factory located in Guangdong Province, China.

The Current Business Plan

Currently, ActionView International continues to seek placement of ActionView sign technologies in high profile locations internationally on the revenue share basis through partnerships and license agreements.

Going forward, the business plan calls for the Company’s ownership of its manufactured signs and generation of monthly revenues from signs placed in airports, train stations, convention centers, shopping malls, supermarkets, department stores, movie theatres, gas stations, and other high traffic locations. The Company anticipates that revenues from Company signs will be shared with the sellers of the advertising and the sign location landlord. The Company intends to sell its signs to locally based franchises and will receive royalty income from the advertising revenues generated by those signs. The Company will also sell custom manufactured less sophisticated scrolling signs to customers on a large volume basis.

b) Principal Products, Services and Research & Development

ActionView Advertising Systems, Inc. has, over the past 5 years, researched, designed, and manufactured programmable, scrolling, backlit billboard poster signs for use in retail and other high traffic advertising venues. The initial product was a 4 foot by 6 foot (4x6) sign that was tested in retail venues such as shopping centers over the 5 years.

The Company’s backlit signs function as follows: Mylar posters carry advertisers’ print advertising images for display in the Company’s signs. The advertising posters are installed in a display cabinet to be viewed through a Plexiglas window located either in the front or back of the display cabinet. The display cabinet is constructed from extruded aluminum. Fluorescent bulbs are housed in the display cabinet behind the mylar advertising posters. The backlighting effect illuminates the advertising posters creating a bright and colorful picture image which is highly visible and more eye-catching than standard advertising billboards or posters. Each advertising poster is connected to additional posters on a continuous roll (up to 12 separate advertisements on a roll in a single backlit display cabinet). The top of the first poster is attached to a roller that spans the top of the display cabinet. The last poster is attached to the roller spanning the bottom of the display cabinet.

With the use of motors and a digital controller, the roll of posters can be scrolled up to display each poster individually in the window for a short period of time (generally 15 seconds) before scrolling on to the next poster. When the roll of posters is wrapped around the top roller the controller reverses the mechanism to scroll the roll of posters in the same manner to the bottom roller, in reverse order.

The features of the ActionView scrolling signs are:

1) Variable speeds of the scrolling system, allowing slow, tranquil movement for display in a food court or restaurant environment and rapid movement that is necessary for an airport or mass transit system.
2) Variable display time.
3) Time controls for turning the sign on or off that can be programmed for 7 days.
4) The aluminum display cabinet is finished in a high gloss and can be custom designed and colored.

Given these basic design features, the company has developed a series of signs in different sizes at different list prices over the past 2 years as follows:

Sign Size	List Price

Original 4x6 sign scrolling 12 poster advertisements	$10,000
3.5x5 signs scrolling 12 poster advertisements	$10,000
3.5x5 sign scrolling 6 advertisements	$6,000
6x9 sign portrait mode scrolling 5 poster advertisements	$18,000
5x10 sign scrolling 4 poster advertisements	$16,000
5x15 sign scrolling 3 poster advertisements	$23,000

ActionView also designs and distributes a 4x6 non-scrolling (static) sign because it is the only 4x6 backlit sign with a depth of 5 inches. This product is ideal in narrow passages where advertising on the walls has typically been confined to non-backlit products. This sign sells for $2,500.

Research & Development

Several new products and support technology were researched and developed in 2004. Specifically, the 5x15 3 poster scroller, the 5x10 4 poster scroller, the 3.5x5 6 poster scroller (known as ActionView Lite) for which a new digital controller was developed. The existing digital controller was upgraded to work with other new models.

The company spent approximately $151,000 in R&D in the past year. These expenses include the salaries and consulting payments of two employees engaged in research and development, the partial wages of the CEO who leads the company's R&D program, travel and transportation expenses to and from R&D sites, the cost of manufacturing products for testing, independent contractor costs and sundry administrative costs.

In Vancouver, B.C. R&D is performed at the company's headquarters and at local independent technical labs. In China, the R&D is performed at the production factory under the direction of a full time employee of the Company who is bilingual in English and Cantonese. This gives the Company considerable direct input and influence over testing of the signs which for the most part are custom designed for specific end user needs.

The production factory is located in Guangdong Province, China.

c) Target Market, Strategy and Product Distribution

ActionView markets its signs to managers of high traffic public locations such as airports, train stations, shopping malls, movie theaters, etc. Installed ActionView signs display multiple poster advertising. ActionView's business strategy is to establish relationships with advertising companies that will purchase the poster advertising on the ActionView signs on behalf of their clients. ActionView also in the process of selling and/or renting its signs to retail store chains for placement inside the retail stores or in the store windows. Once signs are placed in stores at the “point of purchase”, advertising time will then be sold to vendors of products.

The Company's business plan is based upon the Company maintaining ownership of its manufactured signs and generating monthly revenues from signs placed in airports, train stations, convention centers, shopping malls, supermarkets, department stores, movie theatres, gas stations, and other high traffic locations. These revenues from Company signs will be shared with the sellers of the advertising and the sign location landlord.

The Company sells its signs to locally based franchises and will receive royalty income from the advertising revenues generated by those signs. The Company also intends to sell custom manufactured less sophisticated scrolling signs to customers on a large volume basis if demand for these exists.

Tests have been conducted in a number of different venues with success coming from a major automotive parts distributor, an airport and two movie theater chains in the form of sign sales and ad revenues.

Actionview's business strategy is centered around its unique vertically integrated business model which includes custom designing, manufacturing, finding placement locations and selling advertisement for its unique scrolling sign products. The model is supported by in-house developed products including the unique sign designs, unlike others in the industry, the digital motor drive controllers and the source code used to program and manage the reliable operation of the signs.

In China, ActionView signs are located in selected train stations of the Guangzhou MTR system in Hong Kong. Additional signs are presently being built for installation in the GZ Airport under contract between Chungrun Advertising and the Airport Authority.

In Australia ActionView's licensee has arranged for the testing of ActionView signs in a supermarket chain. If this test is successful it may result in 40 stores being installed with signs.

The Outdoor Advertising Association of America (OAAA) states that annual advertising sales approximate US$5.2 billion of out of home advertising. Since 1998, outdoor advertising has grown at a CAGR (compound annual growth rate) of approximately 8.1% that is 1% faster growth than the overall advertising market. Outdoor advertising in such key markets as Europe and the U.S. grew by a CAGR of 10% with a projected CAGR of 8.7% over the next three years, compared to 6.7% for the overall advertising market.

Both Zenith Media and the Outdoor Advertising Association of Canada (OAAC) report similar growth figures.

Price Waterhouse Coopers “On Outdoor Advertising in the USA June 2002 indicates:

“Global advertising spending is predicted to increase at a 4.8% Compound Annual Growth Rate reaching a total of $405 billion in 2006, compared to $321 billion in 2001. The US market will grow from $46 billion in 2001 to $59 billion in 2006.”

China's State Administration of Industry and Commerce indicates:

“In 2003, China's advertising expenditure reached RMB 108 billion, or US$13 billion. That figure is about 5 times the value spent on advertising in 1994. At the same time, China also witnessed a rapidly expanding outdoor advertising industry. The annual growth rate of outdoor advertising from 1994 to 2002 was about 19%. Currently, outdoor advertising has become the third largest medium after TV and print media, and will play a more important role in the future. It indicates a great investment opportunity for foreign investors and local companies as well.”

d) Competition and Main Competitors

ActionView competes with a variety of other companies providing advertising space or services. The outdoor advertising segment is highly competitive and is becoming more concentrated. The top three advertising companies in the world, Clear Channel Group, Infinity (Viacom) Inc., and the JCDecaux Group, had a 9% market share in 1996 and a 30% market share in 2000. In Canada, the outdoor advertising segment is even more highly concentrated, with Pattison Outdoor Inc., accounting for close to 47% of the outdoor market segment according to the Canadian Outdoor Advertising Association.

These companies, due to their size, compete with one another for the largest existing outdoor advertising markets in North America. These markets include outdoor billboards on buildings and street sides, poster sized signs in malls, airports, train stations etc. The only company that uses scroller technology is JC Decaux who is ActionView's main competition in Europe, Australia and parts of Asia. In Australia, the major outdoor competitors are JCDecaux, EYE Corp, Cody Outdoor and GOA Billboards.

In the scrolling sign product supply market the competitors are Revolution, Postermatic and Charvet-Industrie in North America.

e) Competitive Position and Methods of Competition

The Company will not attempt to compete in the North American outdoor advertising markets because of the size, strength and maturity of Decaux, Clear Channel, ViaCom and Pattison. Instead ActionView will concentrate on the point of purchase market where manufacturers and vendors of retail products need to advertise in the retail department, hardware or food store chains at the point of purchase. ActionView intends to place its scrolling signs in the store windows and inside the entrance and at the end of aisles. ActionView will receive its revenue from renting the signs to the retail stores or by receiving a percentage of the ongoing revenue stream generated from the advertising. Because the Company’s business strategy is to maintain ownership of its signs and enter into revenue sharing agreements with the sign location hosts, the Company does not intend to compete with sign suppliers for core business and revenues. However, the Company can and does sell signs and may increase this portion of its business if sufficient demand for the direct sale of its products develops. The Company does not anticipate that outdoor advertising market sign sales will become a substantial portion of its business or operations and has not relied upon this assumption in its business model. When the Company does compete in the outdoor advertising sign sales market, it is comparable in price to similar quality products offered by competitors.

ActionView is developing relationships with sign brokers and agents to sell ActionView signs to end users of scrolling signs. The typical clients for the purchase of ActionView scrolling signs will be trade show organizers and participants, or manufacturers of products for sale in showrooms where their varieties of models and features could be displayed on the scrolling signs.

ActionView has no plans to enter the European market in the near future.

The outdoor advertising market in the Orient and the Middle East is fragmented. They are serviced by many local companies and a few international companies like JCDecaux. It is still difficult for the international companies to gain a foothold because of the protectionist attitudes in these countries.

ActionView has established a partnership with a local company in China and, through this partnership, an agreement with a local advertising company. This resulted in a contract with the Mass Transit Railroad (MTR) system in Guangzhou to supply at least 60 scrolling signs of varying sizes for installation in the stations of the first of 10 lines that are being built. It has also resulted in a successful test at the new Guangzhou Airport which turned into a significant contract for installation of 200 equivalent signs in 2005. In 2004, ActionView also installed 20 beta-test signs in two movie theater chains in Hong Kong, but is not currently pursuing this project in order to focus its efforts and resources on the Mass Transit Railroad (MTR) system contract and Guangzhou Airport contract in Guangzhou, China.

In Australia, the market is similar to North America, so the ActionView strategy is to direct our Australian licensee to pursue the point of purchase market in retail store chains. We expect to see considerable progress in this marketplace in 2005.

In the competitive marketplace for scrolling sign products, the Company's dual strategy has always been to provide our customer's with top quality products, well researched and tested before distribution, at competitive prices. This prompted the change of sign production to China in 2003.

New and improved versions of the controllers are being developed by the Company. In 2004, hand-held remote units replaced lap-top computers for programming the signs.

f) Principal Suppliers

The purchase, fabrication and assembly of the aluminum bodies of the ActionView signs was transferred to a new supplier in China to reduce manufacturing costs. The Company’s principal supplier in China is Addison Engineering Limited, 2/F, So Tao Centre, 11-15 Kwai Sau Road, Kwai Chung, N.T., China. The Company relies upon Addison Engineering Limited for the purchase, fabrication and assembly of the aluminum bodies of the ActionView signs.

The electronic components for the circuit boards of the proprietary digital sign controllers continue to be assembled in Canada for trans-shipment to China for installation.

g) Dependence on One or a Few Major Customers

Presently, ActionView is dependent on a few major customers. These are: Chuangrun Advertising Ltd., in China and Open Media in Australia. The Company’s business model calls for increasing the number and sources of future clients and advertisers. ActionView is in the process of setting up distribution channels in North America, China, Australia and the Middle East. Potential customers are being pursued in all of these countries, however, the Company has not yet achieved its desired market penetration or client base. In North America ActionView markets its products and services to the large multi store chains, movie theaters, gas stations, airports. It has been the Company’s experience that prior to commiting to a purchase or entering into a franchise or strategic alliance, customers typically request a testing period of 3 to 12 months to determine mechanical dependability of the signs; to identify sales uplift for advertised products; and to understand customer comfort with the new scrolling technology.

If the Company is able to install signs in various countries and realize revenues from them, the Company does not believe it will be dependent on one customer alone.

h) Intellectual Property, Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labour Contracts

General

The Company owns the intellectual property rights to the ActionView Sign through 6216421 Canada Ltd. ActionView does not directly own the intellectual property rights to the ActionView Sign.

(i) Pending Trademark Applications

ActionView had applied for trademark rights in the United States and Canada for the tradename “ActionView”. The trademark “ActionView” is on the primary register in the United States as is the phrase “ActionView: we leave the competition standing still”.

(ii) Pending Patents, Copyrights and Trade Secrets

ActionView had applied for the following US patents:
- Pending Application No. 09/90652: Display Sign End Controller
- Pending Application No. 09/528812: System and Method of Cross-Selling Advertising
- Canadian patent pending number 2341053 (equivalent to US Patent Application No. 09/528812).

The Company is not actively pursuing these patents at this time because of limited working capital and Management’s determination that the technology is not a likely target for “intellectual property theft.” Management has also determined that the patenting process has proven to be too costly and time consuming for the Company. Our products are not mass produced for the consumer market and are not sold at the retail level. The Company believes that it would be difficult and costly to reverse engineer the source code written onto our microprocessors used in our motor controllers.

Our copyright applications have been processed registered and completed with respect to our trade name and marks.

The Company does not rely upon any significant trade secrets or processes.

We do not presently have any plans to seek patent protection or copyright for any other products or materials.

(iii) Royalties and Labor Contracts The Company does not pay any third party a royalty on the use of its intellectual property.

There are no labor contracts or unionized employees.

(iv) Franchises

There are nine ActionView franchises at various stages of operation at the present time, in the following locations:

Kelowna, British Columbia, Canada,
Halifax, Nova Scotia, Canada
Calgary, Alberta, Canada
Yellowknife, North West Territories, Canada
Houston, Texas, USA
UAE (1): Dubai
Australia (1): Adelaide

i) Staff

ActionView presently has five full-time employees and one part-time employee. Two of the Company’s full-time employees conduct management, sales and marketing activities; two other full-time employees work in research, product development and manufacturing activities; and the fifth works primarily in accounting and administration. The Company’s part-time employee performs accounting and administrative functions. The Company anticipates the need to hire up to an additional four employees in the areas of sales, operations and finance over the next six to nine months, or when sufficient revenues from operations or funding permits.

In addition and as required, ActionView engages independent consultants and contractors to supplement its activities or conduct specific technical and market research studies.

j) Projects in Progress and Strategic Alliances

China and Hong Kong

The Company is currently involved in the placement of its products in several international markets through various marketing means. On February 20, 2004, the Company completed the incorporation of a new entity in Hong Kong, called ActionView Far East Limited (“AVFE”), for the purpose of representing the Company and marketing its scrolling sign products in both China and Hong Kong. AVFE is jointly owned by the Company and Americrown Inc. (“Americrown”), a Hong Kong corporation. Since the formation of

AVFE, this partially owned entity operating in China, has signed an agreement with Chuangrun Advertising Limited, a Chinese advertising company, to place ActionView scrolling signs on the revenue share program basis in Chuangrun’s client locations. At present, the Company’s signs are installed and operate in the Mass Transit Railroad in Guangzhou where 10 signs are displayed. The Company has another contract with a Chuangrun’s client, the Guangzhou airport, where 50 ActionView double-sided scrolling backlit signs have been custom designed and are being manufactured for installation in the third and fourth quarters of 2005.

On June 14, 2004 ActionView Far East (AVFE) entered into an agreement with Chuangrun Advertising (H.K.) Limited to supply scrolling signs over a period of 10 years to contracts that Chuangrun was in the process of negotiating. The revenue for the Company will come from a percentage of the advertising revenues generated by Chuangrun on the ActionView signs through AVFE.

In July, 2004, the Company manufactured 10 signs for installation in the Guangzhou mass transit rail system, the first contract to be negotiated by Chuangrun. In September 2004 ActionView Far East received a request from Chuangrun Advertising to begin research and development for a large Panorama sign for presentation to the new Guangzhou airport to fulfill a contract that Chuangrun has for airport advertising in the domestic terminal. This contract calls for the installation of 100 'Panaramas' in the fourth quarter of 2005.

As part of this strategic alliance in China, Americrown will be responsible for negotiating business contracts and the day-to-day running of AVFE in accordance with mutually agreed upon operating procedures and budgets. ActionView will be responsible for assisting in the management of AVFE and supplying Company-owned rental signs for placement in high traffic areas in China and Hong Kong, which will be the source of advertising revenues. The specific terms of the expected agreement between the two shareholders is in the process of being finalized.

Canada

In February of 2004, the Company secured the installation of a backlit, scrolling sign system at the Showcase Store of Canada's largest automotive and hardware products retailer. In December the company sold and installed 2 scrolling signs in 2 newly constructed stores for this retailer. In the second quarter of 2004 the Company delivered 6 ActionView scrolling signs to the ActionView Franchise in the Northwest Territories, Canada. In July, 2004 the Company entered into an agreement with Way Cool Concepts Inc. to develop the Eastern Canadian market from Toronto. This business has not yet commenced operations and it is uncertain when it will commence operations.

United States

In October, 2004 an ActionView sign was installed in the Loews theatre in Lincoln Square, New York. This is a “beta-test” for possible future expansion to additional Loews theaters. In the fourth quarter the Company commenced “beta testing” of an ActionView scrolling sign in McCarran International Airport in Las Vegas. This testing is now complete and the Company will be meeting in the second quarter of 2005 with the airport management and their advertising company to discuss the future placement of ActionView signs in the airport terminal. Presentations to two major California supermarket chains and two auto manufacturers are currently under way.

International and Domestic Franchise Operations

In addition to the projects above, the Company has franchises at various stages of operation at the present time, in the following geographic locations:

Kelowna, British Columbia, Canada,
Halifax, Nova Scotia, Canada
Calgary, Alberta, Canada
Yellowknife, North West Territories, Canada
Houston, Texas, USA
UAE (1): Dubai
Australia (1): Adelaide

Reports to Security Holders

Although we are not required to deliver a copy of our annual report to our security holders, we will voluntarily send a copy of our annual report, including audited financial statements, to any registered shareholder who requests it. We are a reporting issuer with the Securities and Exchange Commission and are required, under the Exchange Act, to file with the SEC annual reports, quarterly reports and all other reports required under the Exchange Act.

We have filed a registration statement on Form SB-2, under the Securities Act of 1933, with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference

Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20002. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with the Company's consolidated financial statements and the notes related thereto which have been prepared in accordance with the accounting principles generally accepted in the United States of America. The discussion of results, causes and trends should not be construed to imply any conclusion that such results, causes or trends will necessarily continue in the future.

a) Critical Accounting Policies and New Accounting Pronouncements

Management believes the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements. So these are considered to be the critical accounting policies. Because of the uncertainty inherent in these matters, actual results could differ from the estimates used in applying the critical accounting policies. Within the context of these critical accounting policies, management is not currently aware of any reasonably likely event that would result in materially different amounts being reported.

Revenue Recognition

ActionView generates or plans to generate its revenue primarily from three sources:

               i) rental of Company-owned signs that are/will be placed by independent ad agencies in point-of-sale and outdoor advertising locations including: airports, train stations, convention centers, shopping malls, supermarkets, department stores, movie theatres, gas stations, and other high traffic locations. This revenue is shared with the ad agencies, who sell the advertising, and the sign location landlords, who rent the space, and is recognized over the period the advertising is provided.

               ii) sales of signs to locally based ActionView franchises along with on-going royalties from the advertising revenues generated by the franchisees. In addition, an initial non-refundable franchise fee is received on signing for the purpose of arranging the franchise agreements and providing initial training services and related materials to franchisees on the operation of the signs. Revenues from franchise fees are accounted for as revenues in the year that the contract is entered into.

Revenue is recognized when the amount is fixed or determinable, delivery has occurred or initial services have been performed, and collection is reasonably assured.

               iii) sales of custom manufactured, less sophisticated signs to customers with revenue being recognized when the signs are delivered and collection is reasonably assured.

Any amounts received in advance are recorded as deferred revenue.

Signs manufactured for inventory and/ or fixed assets

Signs manufactured for sale to franchisees and other customers, located primarily in North American markets, are recorded as inventory at laid down cost when the signs are received and recorded for financial reporting purposes at the lower of cost or net realizable market value. Cost of sales is recorded on the first-in first-out basis.

Signs manufactured for rental to ad agencies and/or sign location landlords, located primarily in offshore markets, are recorded as fixed assets at laid down cost when the signs are installed and related revenue recognition commences. Cost is amortized on a straight line basis less residual value over the estimated useful life of 5 years. The book value of rental signs is reviewed for impairment whenever circumstances indicate that it exceeds fair value and the full amount is not recoverable from undiscounted future cash flows.

Goodwill and Intangible Assets

The Company has adopted the provision of the Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Intangible Assets”, which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives are not amortized but are tested for impairment at least annually. Intangible assets with a definite life will be amortized over that expected life and will also be tested for impairment at least annually and whenever events or circumstances indicate a revision to the remaining period of amortization is warranted. The Company's intellectual property is being amortized over 10 years. The determination of any impairment would include a comparison of estimated future operating cash flows anticipated during the remaining life with the net carrying value of the asset.

No impairments have been recorded through December 31, 2004.

Management made an impairment assessment as of December 31, 2004 and primarily due to the recent sign placement and related advertising contracts entered into with respect to AVFE and the status of other franchise arrangements, that the carrying value of goodwill and intangible assets were not impaired.

Recent accounting pronouncements

Of the four recent accounting pronouncements identified in the notes to the financial statements, management believes that three of them will have no material effect on the Company's financial position or results of operation with one currently being evaluated for possible effect on the Company.

The three with no material effect are as follows:

i)
'The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments' ("EITF 03-1") issued by the Financial Accounting Standards Board's ("FASB") in March 2004 effective for fiscal years ending after June 15, 2004.

ii)	'Inventory Costs' (“SFAS 151”) issued by FASB in November 2004 effective for fiscal years beginning after June 15, 2005.

iii)
'Exchanges of Non-monetary Assets' issued by FASB in December 2004 as an amendment to APB Opinion No. 29, Accounting for Non-monetary Transactions, effective for fiscal years beginning after June 15, 2005

The one being evaluated for possible effect on the Company's financial position or results of operation is as follows:

i)
'Share-Based Payment' ("SFAS 123(R)") issued by FASB in December 2004 effective for all interim periods beginning after December 15, 2005. This pronouncement requires that compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award. Note 2 to the financial statements discloses the stock-based compensation for information related to the pro forma effects on the Company's reported net loss and net loss per share of applying the fair value recognition provisions of the previous SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

b) Results of Operation

The financial statements for the year ended December 31, 2004 (“2004 year”) are compared below to the financial statements for the year ended December 31, 2003 (“2003 year”).

Net Sales

The Company reported revenues of $130,866 for the 2004 year compared to $40,790 for the 2003 year. The sales increase resulted from greater ad sales from signs placed in certain Vancouver shopping malls; an initial order of six signs from the new franchisee in Yellowknife, Northwest Territories; and additional individual signs sold to large Canadian retailers for testing in anticipation of cross country distribution, the latter of which has not materialized to date.

Gross Profit

The Company generated a gross profit of $65,660 in fiscal year 2004, compared to $22,690 in the 2003 year. These gross profits result from the 2003 decision to move sign production from Canada to China to benefit from the mass manufacturing capabilities and economies of scale in China.

Operating Expenses

The Company reported operating expenses of $1,525,372 in the 2004 year compared to $984,104 in the 2003 year. This increase was generally due to the acquisition of ActionView Advertising Systems Inc. in September 2003 which was consolidated for full year in 2004 versus only four months in 2003. More specific explanations for the $541,268 increase in operating expenses in the 2004 year are as follows:

-	decrease in consulting fees to $215,200 from $417,500 due to significant stock based compensation granted last year which was not repeated this year.
-	increase in R&D to $151,362 from $2,626 due to the development of several new products and support technology arising from the specific requirements of the Guangzhou Airport contracts in China.
-	increase in depreciation and amortization expense to $269,588 from $80,861.
-	increase in marketing to $79,542 from $36,237 largely because of increased presentations to major Canadian retail chains in Canada, including Home Depot, Canadian Tire, Shoppers Drug Mart and others.
-
increase in investor relations expense to $367,287 from $53,567 following distribution of an investor awareness package  to 450,000 prospective investors in the 2004 year which was developed and prepaid in the 2003 year.

-	decrease in professional fees to $80,223 from $95,660 largely because the legal costs of acquiring ActionView Advertising Systems Inc was not repeated in the 2004 year.
-	decrease in management fees to $187,434 from $197,471 since no stock based compensation was granted in the 2004 year.
-	increase in office and administration expenses to $174,736 from $100,182 due to increase in bad debts, executive travel, and the negative impact of a declining US$ dollar.

Net Loss

The net loss from operations increased to $1,459,712 in the 2004 year from $961,414 in the 2003 year. This increase is the result of a combination of factors, including increased consulting fees ($202,300), increased research and development fees ($148,736), increased marketing expenses ($43,305), increased amortization ($188,727), and increased office and general and administrative costs ($74,554). These increased costs were offset by increased gross profits of $42,970 and decreased professional and employment costs of $25,474.

Interest and Bank Charges

Interest and bank charges decreased to $16,171 in the 2004 year from $24,626 in the 2003 year due to a reduction in long term debt under scheduled repayment terms, partially offset by an increase in current bank borrowings. Interest and bank charges are included with office and administration expenses.

c) Liquidity and Capital Resources

At December 31, 2004, the Company had a cash balance of $32,305 together with a working capital deficiency of $360,661 compared to a cash balance of $41,855 and a positive working capital position of $275,309 at December 31, 2003.

The decrease in cash of $9,550 relates to the following:

-
Net cash used in operating activities increased to $694,193 in the 2004 year (from $551,234 in the 2003 year). This was due to a combination of a higher net loss for the year, lower non-cash items being added back, significantly offset by a reduced level of working capital.

-
Net cash used in investing activities increased to $115,940 in the 2004 year (from $107,436 in the 2004 year). This was due to the advance purchase of rental signs in anticipation of ad sales to large corporate retailers in Canada which hasn't materialized to date.

-
Net cash flow from financing activities increased to $800,583 in the 2004 year (from $700,518 in the 2003 year). This was mainly due to increases in both the issuance of common stock for cash and advances from related parties arising from accrued but unpaid compensation.

Subsequent to December 31, 2004, the Company received $195,000 in cash in connection with a private placement subscription agreement.

The Company has the following outstanding debt obligations:

(i)	Term loan with the Royal Bank, bearing interest at Royal Bank prime plus 2.25% per annum with monthly principal payments of $1,425 (Cdn $1,715) plus interest.
(ii)
Business Development Corporation (“BDC”) loan, bearing interest at BDC prime plus 2% per annum with monthly payments of interest only, the principal being repayable by November 23, 2007 via monthly payments of $664 (Cdn $800) commencing October 2002.

(iii)	BDC loan, bearing interest at BDC prime plus 4% per annum with monthly principal payments of $664 (Cdn $800) plus interest and due March 23, 2008.
(iv)
CLX Line of Credit. The Company has negotiated a line of credit facility with CLX Investments, Inc., which is anticipated to be in the amount of $350,000. This credit facility was negotiated in July 2005 and is just beginning to be drawn upon, so there are currently no outstanding repayment obligations.

The Company's continuation as a going concern is uncertain and dependant upon successfully bringing its products and services to market; achieving profitable business operations in the future; and obtaining additional sources of financing to sustain its operations, the outcome of which cannot be predicted at this time. In the event the Company cannot generate sufficient revenues from operations or obtain additional sources of financing sufficient to sustain the Company’s operations, it will be necessary to delay, curtail or cancel further development of its products and services.

d) Plan of Operation for Next Twelve Months

China

On February 20, 2004, the Company completed the incorporation of a new entity in Hong Kong, called ActionView Far East Limited (“AVFE”), for the purpose of representing the Company and marketing its scrolling sign products in both China and Hong Kong. AVFE is owned by the Company and another company in Hong Kong, called Americrown Inc. (“Americrown”).

In general, Americrown will be responsible for negotiating business contracts and the day-to-day running of AVFE in accordance with approved operating procedures and budgets. The Company will be responsible for assisting in the management of AVFE and supplying Company-owned rental signs for placement in high traffic areas in China and Hong Kong for the purpose of generating advertising revenue. The specific terms of the expected agreement between the two shareholders is in the process of being finalized.

During 2004, AVFE incurred approximately $100,000 in start-up and market development expenditures relating to AVFE.

On June 14, 2004, AVFE signed an agreement with Chuangrun Advertising Limited, which has the contract to place the advertising in the new Bai Yuan Airport in Guangzhou. This agreement requires that AVFE will supply ActionView scrolling signs into locations in China that Chuangrun will secure with long term contracts. The first of these locations is the Guangzhou airport which is under contract for 10 years. It opened in August 2004 and is the largest airport in Asia with a planned capacity of some 80 million passengers per year when fully completed. Guangzhou is a city of about 17 million people that is enjoying dramatic economic growth and prosperity.

Chuangrun has secured the contract to place 100 of the ActionView Panorama II sized motion billboards (10 ft wide X 5 feet tall) in the domestic arrivals and departure terminal. In addition, they have secured the contract for 50 double-sided 4x6 free-standing signs for installation in the airport bus stations linking the terminals. Manufacturing has begun with installation, start-up scheduled for late third quarter of 2005.

Chuangrun has also completed an agreement with the new Guangzhou Subway System, known as the MTR. The first of 10 planned MTR lines has been completed and currently carries 750,000 people per day. AVFE is required to install an initial 60 billboard signs in the stations of the first MTR line of which the first 10 have already been installed. Once advertising has been placed, revenues will start to flow into AVFE with the Company earning its fair share.

The Company is in the process of obtaining private placement financing for the capital necessary to complete the manufacturing and installation of the rental signs required for both of these important above projects.

Australia

The Company has entered into a license agreement with the ActionView franchisee in Australia and its business partners to establish the ActionView marketing program in Australia. Under the terms of the license agreement, the Company will supply signs to locations contracted by the franchisee in return for a percentage of the revenue generated from advertising sales. The significant terms of the licensing agreement include the following:

i)	The licensee must invest in and set up a legitimate advertising entity within the territory at their own expense.
ii)	ActionView will supply signs used for advertising purposes at no cost to the licensee provided there are specific location leases in place and amounts of pre-sold advertising sufficient to cover expenses of manufacturing and transporting the signs.
iii)	ActionView will supply technical and marketing consulting assistance and will grant access to knowledge base to help the licensee.
iv)	ActionView has an option within the license agreement to purchase 51% of the licensee company for $1.00 at any time and for any reason.

Dubai, UAE

The ActionView franchisee in Dubai has placed 20 signs in shopping centers, movie theatres and super markets and have just placed an order with the Company for 9 additional signs. The Company may earn royalties from this franchisee in the second half of fiscal 2005.

Ontario, Canada

In 2004 the Company entered into an agreement with Way Cool Concepts an experienced sales and advertising group. They have acquired the existing Toronto ActionView franchise and are now proceeding to market their advertising program to local/ regional retailers and mall operators throughout Ontario.

Yellowknife, Northwest Territories, Canada

A franchise was sold with six ActionView 4x6 scrollers as the initial order. Royalties from the advertising revenues generated from these signs by the franchisee started to flow back to the Company during the second quarter of 2005.

New York, USA

The Company is beta testing an ActionView scrolling sign in a movie theater in Lincoln Square, New York. The testing involves the actual placement of an ActionView sign on-site, where potential customers can monitor the sign, determine its efficiency and marketing effectiveness, based on the potential customer’s own analysis.

Las Vegas, USA

An advertising company representing McCarran International Airport in Las Vegas has initiated a beta-test of the ActionvView sign. This beta-test involves placement of an ActionView sign on-site, at the airport, with the advertising company making a determination of the sign’s efficiency, reliability and effectiveness through analysis of its on-site placement.

Research & Development

The Company's design and production staff was successful in developing several new products and support technologies during 2004 which helped to secure the two China contracts at the Guangzhou Airport. The Company is committed to continuing its R&D efforts on this basis in order to keep meeting on-going customer demands for new and improved products. Additional qualified employees, agents, or independent contractors, augmented by the leasing or purchase of specialized equipment, will be employed “as needed” in the future and when working capital permits.

We developed the following new products and support technologies in 2004:

1) a new digital motor controller to operate our next generation billboards.
2) several new sizes of signs that will be offered and installed in 2005 and 2006.
3) new poster mounting tools and processes that make changing posters faster and more efficient than previous systems.
4) upgraded operating software for programming existing sign controllers utilizing Windows operating system based pocket PC’s (PDA’s) as well as Microsoft Windows operating system based PC’s.

Expected profitability and capital requirements

Since the acquisition of ActionView Advertising Systems Inc in September 2003, the Company has been focused on developing and implementing its business plan including building brand recognition, gaining market share, meeting customer expectations, tailoring products to meet customer specifications, following up to ensure customer satisfaction, and staying on the leading edge of technology with R&D spending to enhance the product line.

The Company's primary goal over the next eighteen months is to place or sell up to 500 signs into a growing network of contacts and anticipated customers throughout the world. This might be achieved from current contracts, contracts currently being negotiated, and contracts expected to be negotiated upon completion of beta testing. It is expected that 2005 will be a turn-around period for the Company with break even being projected for 2005 and a projected $1 million profit in 2006 before interest and taxes.

In order to achieve these ambitious objectives, the Company needs approximately $1.7 million in debt/equity financing over the next nine to twelve months as follows:

Manufacturing and purchase of signs	$1,000,000
Working capital and ongoing operating expenses	400,000
Research and development of scrolling sign technology	200,000
Contingency allowance	100,000
Total funding needs	$1,700,000

There can be no assurance the Company will be able to obtain this or any other additional financing or sources of funds. Failure to obtain these intended financings or other financings would result in the Company being unable to continue its normal business operations, execute as intended on its business plan, and might result in the Company being unable to continue as a going concern. Completing the existing orders and commitments under the various agreements referenced above is entirely dependent on the Company’s ability to obtain additional capital funds through continued financing activities, including continued debt and equity offerings, when needed and in amounts sufficient to sustain the Company’s operations. The Company has no firm commitments from financing sources and there can be no assurance that additional financing will be available on terms acceptable to the Company or at all. Failure to obtain additional financing may result in the Company being unable to continue its operations.

Additions to Management Team

The Company plans to expand its management team with two key appointments scheduled for the second half 2005, Director of Sales & Marketing for North America and Chief Financial Officer.

Filling these positions will allow existing management to concentrate on strategy, operations, manufacturing and R&D for benefit of the business in general and the shareholders in particular.

e) Contractual Obligations and Off-Balance Sheet Arrangements

The following table provides a summary of the Company's contractual obligations and the key terms and conditions thereto, at December 31, 2004:

	December 31, 2004	2005	2006	2007	2008
Debt repayments (1)	$50,541	$17,306	$15,961	$15,287	$1,997
Warehouse and office lease payments (2)	$0	$25,400	$21,145	Nil	Nil
Demand Bank Loan	$83,084	On demand	On demand	On demand	On demand

Notes to the table are set forth below.

(1)
The Company’s long-term debt payable at December 31, 2004, was $50,541, and carries interest at the rate of prime plus 2% to 4%. These debt are payable in monthly principal payments in the amount of $1,328.

(2)	The Company carries various lines of office and warehouse leases at the blended rate of $2,117 per month. The term of the leases is three years, expiring on October 31, 2006, with a renewal option.
(3)
The Company also has an outstanding demand bank note which had a balance due of $83,084 on December 31, 2004. The note carries interest at the rate of prime plus 1.55%. The loan is collateralized by all of the Company’s assets and is also personally guaranteed by the Company’s two directors.

The Company has the following loans which have interest components:

(a)	Term loan with the Royal Bank, bearing interest at Royal Bank prime plus 2.25% per annum with monthly principal payments of $1,425 (Cdn $1,715) plus interest.
(b)
Business Development Corporation (“BDC”) loan, bearing interest at BDC prime plus 2% per annum with monthly payments of interest only, the principal being repayable by November 23, 2007 via monthly payments of $664 (Cdn $800) commencing October 2002.

(c)	BDC loan, bearing interest at BDC prime plus 4% per annum with monthly principal payments of $664 (Cdn $800) plus interest and due March 23, 2008.

As of the date of this Report, the Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transactions, agreement or other contractual arrangement to which an entity unconsolidated with the Company is a party, under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest: or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support of such assets.

f) Inflation

Management does not believe that inflation has had or will have a material adverse affect on its operations.

g) Uncertainties Relating to Forward Looking Statements

This prospectus contains “forward-looking statements”. These statements may be identified by their use of words like “plans”, “expect”, “aim”, “believe”, “projects”, “anticipate”, “intend”, “estimate”, “will”, “should”, “could” and other expressions that indicate future events and trends. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, expenditures and financial results are forward-looking statements. All forward-looking statements are made as of the date of filing of this prospectus and the Company disclaims any duty to update such statements.

The Company may, from time to time, make oral forward-looking statements. The Company strongly advises that the above paragraph and the risk factors described in this annual report and in the Company's other documents filed with the United States Securities and Exchange Commission should be read for a description of certain factors that could cause the actual results of the Company to materially differ from those in the oral forward-looking statements. The Company disclaims any intention or obligation to update or revise any oral or written forward-looking statements whether as a result of new information, future events or otherwise.

ActionView issues penny stock as that term is defined by the Securities Exchange Commission's rules and regulations. As a result, Section 27A(b)(1)(C) of the Securities Act of 1933 and Section 21E(b)(1)(C) of the Securities Exchange Act do not apply to statements made by our company.

DESCRIPTION OF PROPERTY

ActionView and ActionView Advertising Systems, Inc. do not own any real estate property nor do they have any physical property other than their production and office equipment. However, they do own the intellectual property rights to the ActionView sign through its wholly owned subsidiary, 6216421 Canada Ltd; have applied for trademark rights in US and Canada for the trade name “ActionView” and the phrase “ActionView: we leave the competition standing still”; and had applied for certain US patents which were dropped due to limited working capital..

The Company, through its wholly-owned subsidiary Action View Advertising Systems, Inc., rents approximately 1200 sq. ft. of warehouse facilities at Unit # 123 – 750 Terminal Avenue, Vancouver, British Columbia, Canada. The premises are being leased for a three year period expiring October 31, 2006.

In addition, the Company, through its wholly-owned subsidiary, Action View Advertising Systems, Inc. rents their administrative offices at Suite 103 - 221 East 10th Avenue, Vancouver, British Columbia, Canada. The premises are approximately 2,200 sq. ft. and are being leased for a three year period expiring September 30, 2006.

The combined annual rent for these two leased properties is approximately $25,400, including common area charges.

The Company does not anticipate any difficulty renewing the leases of the Vancouver, B.C. premises nor will the premises need significant upgrading or additional investment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Over the last two years, the principals of the Company have paid various expenses and incurred liabilities on behalf of the Company. These related party transactions are treated as loans which are unsecured, non-interest bearing and have no specific terms of repayment at this time, except that, on occasion, the principals have converted debt into the Company’s equity securities. On December 31, 2004, the Company owed a total of $167,647 (2003 - $19,932) to the directors and their private companies. During the 2004 fiscal year, $199,392 (2003 - $55,942) of management fees were incurred and owed to Company directors and their two private companies, of which $150,488 remains unpaid at year end, 2004. At December 31, 2004, the Company owed a total of $167,647 (2003 - $19,932) to the directors and their private companies inclusive of management fees and expenses paid by them on behalf of the Company.

On November 1, 2003, in a related party transaction, the Company issued 774,446 shares of common stock in settlement of a total of $387,224 owing to two directors of the Company and to a company controlled by a director of the Company.

In a related party transaction and pursuant to the Agreement dated August 18, 2003 as amended August 25, 2003, and effective September 9, 2003, between the Company, 612 Canada, ActionView, the ActionView shareholders and the two principals of ActionView, 100% of the issued and outstanding common shares of ActionView were acquired by 612 Canada in exchange for 1,000,000 exchangeable shares of 612 Canada. In addition, 612 Canada issued a further 7,422,675 exchangeable shares to the two principals of ActionView in exchange for intellectual property rights held by the principals relating to the development of ActionView's products.

Concurrent with the acquisition of ActionView the Company issued 327,325 shares of common stock on settlement of a total of $98,197 owing to the two principals of ActionView who became directors of the Company, subsequent to the acquisition.

The holders of the exchangeable shares may, at any time, require 612 Canada to repurchase the exchangeable shares for an amount equal to the then current market value of the Company's common stock. 612 Canada may, at its option, satisfy the resulting obligation to repurchase the exchangeable shares in cash or it may elect to have the obligation satisfied by the issuance of shares of the common stock of the Company on the basis of one common share for one exchangeable share. The Company issued 8,422,675 shares of common stock to a trustee to satisfy this obligation. The holders of the exchangeable shares will be granted votes in the Company on a basis of one vote for every exchangeable share held. During the year ended December 31, 2003, 350,000 exchangeable shares were exchanged for shares of the Company at $0.30 each.

The Company’s directors have personally guaranteed a line of credit loan obtained from Royal Bank of Canada, in the amount of C$100,000 (USD$83,804).

Certain of the officers and directors of ActionView are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on a board of directors. As a result, certain conflicts of interest may arise between ActionView and its officers and directors. ActionView will attempt to resolve such conflicts of interest in favor of ActionView. The officers and directors of ActionView are accountable to it and its shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling ActionView's affairs. A shareholder may be able to institute legal action on behalf of ActionView or on behalf of itself and other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts is in any manner prejudicial to ActionView. The Company does not carry Officers and Directors Liability Insurance and has no specific oversight or management committees established for review of future related party transactions.

MARKET FOR COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market Information

The Company's Common Stock is traded on the OTC Bulletin Board under the trading symbol “AVWI” and on the Berlin-Bremen Exchange under the trading symbol “VW6”. Set forth below is the range of high and low bid quotations for the periods indicated as reported by the OTC Bulletin Board. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

		JUNE 30, 2005
	HIGH BID	LOW BID
FIRST QUARTER	0.12	0.06
SECOND QUARTER	0.16	0.07

	DECEMBER 31, 2004		DECEMBER 31, 2003
	HIGH BID	LOW BID	HIGH BID	LOW BID
FIRST QUARTER	1.01	0.40	0.06	0.33
SECOND QUARTER	0.44	0.20	0.33	0.045
THIRD QUARTER	0.27	0.155	0.67	0.30
FOUTH QUARTER	0.22	0.10	1.19	0.70

As of April 15, 2005, the Company had approximately 2,000 shareholders of record with almost half of them owning fewer than 1,200 shares each.

Dividend Information

Holders of common stock as entitled to receive dividends as may be declared by the Board of Director and, in the event of liquidation, to share pro-rate in any distribution of the Company's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. No dividends have ever been paid by the Board of Directors of the Company on its common stock. The Company's losses do not currently indicate the ability to pay any cash dividends, and the Company does not intend paying cash dividends on its common stock in the foreseeable future.

Stock Option Plans

On September 18, 2003, the Company adopted a Non-Qualified Stock Option Plan (the “Plan”) which authorizes the issuance of up to 1,750,000 shares of common stock upon the exercise of options granted pursuant to the Plan. In addition, the Company adopted a Stock Bonus Plan which authorizes the issuance of up to 1,000,000 shares of common stock. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

On September 18, 2003 and pursuant to the Plan, the Company granted options to purchase 1,475,000 shares of common stock to the Company's officers, directors, employees and to consultants of the Company. These options are exercisable at a price of $0.50 per share for the period from October 1, 2003 to December 31, 2006 and as of August 5, 2005, 1,275,000 options were outstanding.

As of the date of this filing, none of the stock bonus plan options have been granted.

The shares issuable under the Non-Qualified Stock Option Plan and the Stock Bonus Plan have not been registered for resale in the United States and any resale of such shares would be subject to restrictions.

The following table sets forth the Company’s Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-
Equity compensation plans not approved by security holders	1,275,000	$0.50 per share	1,475,000
Total	1,275,000	$0.50 per share	1,475,000

Retainer Stock Plan

In January of 2005, the Company implemented a Retainer Stock Plan. Under the terms of the Plan, a total of 3,000,000 shares of common stock can be issued to compensate directors, employees and consultants of the Company for services rendered to the Company.

The terms of the Plan are fully disclosed in the registration statement on form S-8 filed with respect to the Plan, but include the following material terms:

-
price and other terms of issuance of shares under the Plan are to be determined by the Board of Directors, who administer the Plan and who will take into account the market price of the Company's securities at the date of any agreement to issue shares under the Plan.

-	the shares of common stock issuable under the Plan have the same rights and restrictions as all other issued and issuable shares of common stock of the Company.

Any shares issuable under the Plan, although registered by way of the registration statement, may require a resale prospectus prior to resale by affiliates or others. To date, 1,942,367 shares have been issued under the terms of the Plan.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Considerations

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

EXECUTIVE COMPENSATION

The following table sets forth in summary form, the compensation received by the directors and senior officers of the Company for the three years ended December 31 2004, 2003 and 2002. The Company does not have a Compensation Committee.

Name and principal position (a)	Year (b)	Annual Compensation			Long-term compensation
		Salary ($) (c)	Bonus ($) (d)	Other Annual Compen- sation ($) (e)	Awards		Payouts	All other Compen- sation ($) (i)
					Restricted Stock Awards ($) (f)	Securities Underlying options/ SARs (#) (g)	LTIP payouts ($) (h)
Chris Stringer- President, Chief Financial Officer and Director	2004 2003 2002	92,196 33,485 0	0 0 0	0 0 0	0 0 0	0 300,000 0	0 0 0	0 0 0
Rick Mari - Chief Executive Officer, Treasurer and Director	2004 2003 2002	92,196 25,200 0	0 0 0	0 0 0	0 0 0	0 300,000 0	0 0 0	0 0 0

(c)	The dollar value of base salary (cash and non-cash) received. $75,244 of the 2004 salary for each individual was unpaid as at the year end date.

These compensation figures given above were paid or accrued as management fees to management companies owned, 100% by the Principals. In the case of Rick Mari his company is Productive Electronic Marketing Ltd. In the case of Christopher Stringer his company is Service Synergy Enterprises Inc.

(d)	The dollar value of bonus (cash and non-cash) received

(e)	Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property

(f)	During the periods covered by the table, the value of the shares of restricted stock issued as compensation for services to the persons listed in the table

(g)	The shares of common stock to be received upon the exercise of all stock options granted during the periods covered by the Table

(h)
All other compensation received that the Company could not properly report in any other column of the Table including annual Company contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by, or on behalf of, the Company with respect to term life insurance for the benefit of the named executive officer, and the full dollar value of the remainder of the premium paid by, or on behalf of, the Company.

Employment Contracts

The Company does not have any employment contracts with its executive officers.

Employee Pension, Profit Sharing or Other Retirement Plans

None

Compensation of Directors and Senior Officers

i) Standard Arrangements.

Currently the Company does not pay its directors for serving as directors. The Company has no standard arrangement pursuant to which directors of the Company are compensated for any services provided as a director or for committee participation or special assignments.

ii) Other Arrangements.

Other than as stated below, there is no known relationship between any of the Directors and Control persons with major clients or providers of essential products and technology, nor are there any known related transactions.

On August 25, 2003, Christopher Stringer entered into an agreement with the Company to settle a total of Cdn $45,727.33 owed to him by the Company by way of issuance of 109,109 common shares of the Company. These shares were issued at US$0.30 per share.

On August 25, 2003, Rick Mari entered into an agreement with the Company to settle a total of Cdn $91,454.67 owed to him by the Company by way of issuance of 218,216 common shares of the Company. These shares were issued at US$0.30 per share.

Save and except as detailed above, none of the officers and directors of ActionView have received any compensation from ActionView. Save and except as detailed above, none of these individual's total compensation under these contracts, including special allowances or bonuses, will exceed $100,000 this year. All officers and directors will be reimbursed for expenses incurred on behalf of ActionView including director expenses pertaining to attendance at meetings. It is anticipated that additional management may be hired as ActionView develops and revenue is generated. If such hirings occur, salaries paid to new employees will be consistent with the salaries of others in similar positions in the industry.

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of ActionView in the event of retirement at normal retirement date as there is no existing plan provided for or contributed to by ActionView.

FINANCIAL STATEMENTS

The audited Consolidated Financial Statements for the years ended December 31, 2004, December 31, 2003, and the unaudited Consolidated Financial Statements for the quarter ended March 31, 2005, are included in this prospectus beginning on page F-1 following the signature page.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

Effective August 5, 2003, the Company retained Dale Matheson Carr-Hilton LaBonte (“DMCL”), formerly LaBonte & Company, Chartered Accountants to act as Company's independent Chartered Accountants. In this regard and as approved by the Board of Directors of the Company, DMCL replaced Stonefield Josephson, Inc. as the Company's independent Chartered Accountants. The Company replaced Stonefield Josephson, Inc. with DMCL as a result of the change in the Company's management and the relocation of the Company's officers from Washington to British Columbia, Canada. Stonefield Josephson, Inc. audited the Company's financial statements for the fiscal years ended December 31, 2001 and 2002. The Stonefield Josephson, Inc. audit reports for those fiscal years did not contain an adverse opinion, or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. However, the report of Stonefield Josephson for those fiscal years contained an explanatory paragraph with respect to uncertainty as to the Company's ability to continue as a going concern.

During the Company's two most recent fiscal years, there have been no disagreements with the Company's independent accountants on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure. In addition, there were no reportable events as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred within the Company's two most recent fiscal years and the subsequent interim periods.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Save and except for the Articles of Incorporation, attached hereto, which provides that ActionView will indemnify directors against losses from acts taken in the performance of their duties to ActionView, no statute, charter provision, article, by-law, contract or other arrangement exists under which any controlling persons, directors or officers of ActionView is insured or indemnified in any manner against liability which he or she may incur acting in his or her capacity as such.

Information on this item is set forth in the prospectus under the heading “Disclosure of Commission Position on Indemnification for Securities Act Liabilities” in Part I.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Information on this item is set forth in the prospectus under the heading “Use of Proceeds” in Part I.

RECENT SALES OF UNREGISTERED SECURITIES

On May 16, 2003, the Company issued 975,000 shares of common stock in payment of a total of $63,375 in consulting and professional fees. These shares were registered on a Form S-8 registration statement filed with the SEC.

During the third and fourth quarters of 2003, the Company issued a total of 7,302,000 units comprised of one common share and one common share purchase warrant on conversion of certain convertible notes payable and accrued interest (refer to Note 9 of the financial statements contained herein). The Company also issued a total of 1,348,570 shares in settlement of accrued interest on convertible notes payable. Of the units issued, 250,000 warrants were exercised at a value of $75,000 which was offset against accounts payable. These shares were issued without registration in exempt transactions based on Section 4(2) of the Securities Act of 1933 and were issued to sophisticated investors who had a pre-established relationship with the Company. The offering and issuance of these shares did not involve any general solicitation and did not involve an underwritten offering. No commissions were paid in connection with the offering of these shares.

In September of 2003, concurrent with the acquisition of Action View as described in Note 6, the Company issued 327,325 shares of common stock on settlement of a total of $98,197 owing to the two principals of Action View. These shares were issued without registration in exempt transactions based on Section 4(2) of the Securities Act of 1933 and were issued to principals of the Company. The offering and issuance of these shares did not involve any general solicitation and did not involve an underwritten offering. No commissions were paid in connection with the offering of these shares.

In September of 2003, as described in Notes 5 and 6, 612 Canada issued a total of 8,422,675 exchangeable shares with a fair value of $2,526,803 which have been recorded as a separate component of consolidated stockholders' equity. These shares were issued without registration in exempt transactions based on Section 4(2) of the Securities Act of 1933 and were issued to sophisticated investors who had a pre-established relationship with the Company. The offering and issuance of these shares did not involve any general solicitation and did not involve an underwritten offering. No commissions were paid in connection with the offering of these shares.

On November 1, 2003, the Company issued 774,446 shares of common stock in settlement of a total of $387,224 owing to two directors of the Company and to a company controlled by a director of the Company. These shares were issued without registration in exempt transactions based on Section 4(2) of the Securities Act of 1933 and were issued to principals of the Company. The offering and issuance of these shares did not involve any general solicitation and did not involve an underwritten offering. No commissions were paid in connection with the offering of these shares.

During the fourth quarter of 2003, the Company prepared a Private Placement Offering Memorandum to sell 2,000,000 units of securities at $0.50 per unit (the “OM Units”). Each Unit consists of one share of restricted common stock of the Company and one non-transferable share purchase warrant. The Warrant entitles the holder to purchase one share of restricted common stock at $0.55 for three years. Subsequently, the Company issued a total of 958,000 of the OM Units in the fourth quarter of 2003 with the warrants expiring by December 30, 2006. The fair value of the warrants was estimated to be $47,900 and recorded as a separate component of stockholders' equity. These shares were issued without registration in exempt transactions pursuant to Regulation D of the Securities Act of 1933, as amended. The offering and issuance of these shares did not involve any general solicitation and did not involve an underwritten offering. No commissions were paid in connection with the offering of these shares.

During the fourth quarter of 2003, the Company issued 250,000 common shares on exercise of 250,000 share purchase warrants at $0.10 per warrant in settlement of $75,000 of accounts payable. These shares were issued without registration in exempt transactions based on Section 4(2) of the Securities Act of 1933 and were issued to sophisticated investors who had a pre-established relationship with the Company. The offering and issuance of these shares did not involve any general solicitation and did not involve an underwritten offering. No commissions were paid in connection with the offering of these shares.

During the fourth quarter of 2003, the Company issued a total of 350,000 shares of common stock in satisfaction of the purchase price owing by 612 Canada on repurchase of a total of 350,000 exchangeable shares of 612 Canada. These shares were issued without registration in exempt transactions based on Section 4(2) of the Securities Act of 1933 and were issued to sophisticated investors who had a pre-established relationship with the Company. The offering and issuance of these shares did not involve any general solicitation and did not involve an underwritten offering. No commissions were paid in connection with the offering of these shares.

On January 16, 2004, the Company issued 1,741,500 common shares in settlement of the exercise of 1,935,000 share purchase warrants at $0.10 per warrant on a “cashless basis”. These shares were issued without registration in exempt transactions based on Section 4(2) of the Securities Act of 1933 and were issued to sophisticated investors who had a pre-established relationship with the Company. The offering and issuance of these shares did not involve any general solicitation and did not involve an underwritten offering. No commissions were paid in connection with the offering of these shares.

During the first quarter of 2004, the Company issued a total of 250,000 of the OM Units offered in the fourth quarter of 2003 for proceeds of $125,000, comprised of one restricted common share at $0.50 and one non-transferable share purchase warrant at $0.55, under Regulation S. The warrants have a term of three years and will expire by February 20, 2007. The fair value of the warrants was estimated to be $12,500 and has been recorded as a separate component of stockholders' equity.

In March of 2004, the Company issued a total of 175,000 of the OM units offered in the fourth quarter 2003 for proceeds of $70,000, comprised of one restricted common share at $0.40 and one non-transferable share purchase warrant at $0.45, under Regulation S. The warrants have a term of three years and will expire by March 9, 2007. The fair value of the warrants was estimated to be $7,000 and has been recorded as a separate component of stockholders' equity.

On March 31, 2004, the Company entered into a Private Placement Subscription Escrow Agreement (“PPSEA”) whereby it agreed to offer through a private placement agent not less than 500,000 and not more than 10,000,000 shares of the Company's common stock at $0.20 per share, under Rule 506 of Regulation D. In return for arranging the financing, the Company has agreed to pay an agent's fee of: (i) $10,000 cash upon signing the agreement; (ii) 10% of the gross proceeds from the sale of the shares in cash; and (iii) 10% of the common stock sold to investors.

During June of 2004, the Company issued 2,500,000 shares under the PPSEA at $0.20 per share for proceeds of $440,500 net of share issue costs and fees of $59,500. As of June 30, 2004, the Company also recorded an obligation to issue 250,000 shares to the agent as described in (iii) above with at a fair value of $50,000.

On April 15, 2004, the Company issued 250,000 common shares in settlement of the exercise of 310,000 share purchase warrants at $0.10 per warrant on a “cashless basis”. These shares were issued without registration in exempt transactions based on Section 4(2) of the Securities Act of 1933 and were issued to sophisticated investors who had a pre-established relationship with the Company. The offering and issuance of these shares did not involve any general solicitation and did not involve an underwritten offering. No commissions were paid in connection with the offering of these shares.

On July 1, 2004, the Company issued 100,000 shares under the PPSEA at $0.20 per share for proceeds of $18,000, net of share issue costs of $2,000. The Company recorded an obligation to issue 10,000 shares to the agent as described in (iii) above with at a fair value of $2,000.

From March to May of 2005, the Company issued a total of 3,025,000 shares of its common stock to ten persons. These shares were issued without registration in exempt transactions based on Section 4(2) of the Securities Act of 1933. The offering and issuance of these shares did not involve any general solicitation and did not involve an underwritten offering. No commissions were paid in connection with the offering of these shares. Concurrently with the issue of the 3,025,000 shares of common stock, which were sold at $0.08 and $0.10 per share, the Company issued 1,512,500 share purchase warrants, each exercisable at an exercise price of $0.17 per share for a period of one year. The warrants were issued with the 3,025,000 shares of common stock, each share of common stock accompanied by one-half share purchase warrant.

In June of 2005, the Company issued 437,500 shares of its restricted common stock for services to a consultant at $0.10 per share. These shares were issued pursuant to Section 4(2) of the 1933 Act. These shares are being registered pursuant to this amended registration statement for sale by the selling security holder.

In July of 2005, the Company issued 39,800 shares of its restricted common stock as an equity inducement for financing services and promissory notes of $62,000 to two individuals. These shares were issued pursuant to an exemption from registration provided by Section 4 (2) of the Securities Act of 1933. These shares are being registered pursuant to this amended registration statement for sale by the selling security holder.

In July of 2005, the Company issued 2,000,000 shares of restricted common stock as consideration for financing services and a draw-down line of credit of $350,000 to be provided by CLX Investment Company, Inc., over the four month period to end November 30, 2005. The shares were issued pursuant to an exemption from registration provided by Section 4(2) of the 1933 Act. These shares are being registered pursuant to this amended registration statement for sale by the selling security holder.

Stock Option Plans

On September 18, 2003, the Company adopted a Non-Qualified Stock Option Plan (the “Plan”) which authorizes the issuance of up to 1,750,000 shares of common stock upon the exercise of options granted pursuant to the Plan. As of August 5, 2005, 1,275,000 of the Non-Qualified Stock Option Plan options have been granted. In addition, the Company adopted a Stock Bonus Plan which authorizes the issuance of up to 1,000,000 shares of common stock. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. As of August 5, 2005, none of the stock bonus plan options have been granted. Options granted under these plans and the shares issuable upon exercise of the underlying option, are exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The options and underlying shares will only be granted to the Company's employees, directors, officers, consultants and advisors who satisfy certain criteria thus making them eligible and preserving the exemption from registration for the Company.

EXHIBITS AND EXHIBIT TABLE

3.1	Articles of Incorporation of Vantage, Inc., a Nevada Corporation, dated January 28, 1986.

3.2	Certificate of Amendment to Articles of Incorporation of Vantage, Inc., dated April 26, 1995.

3.3	Certificate of Amendment to Articles of Incorporation of Colfitras Entertainment, Inc., dated October 14, 1999.

3.4	Certificate of Merger and name change to Inform Media Group, Inc., dated April 1, 2002.

3.5	Certificate of Merger between Acquisition Media Inc., and ActionView International, Inc., and name change to ActionView International, Inc., dated August 22, 2003.

5.1	Legal Opinion of Marcus A. Luna, Esq., regarding valid issuance of shares of ActionView International Inc.

10.1	Agreement between the Company's 50% owned subsidiary, ActionView Far East and Chuangrun Media (H.K.) Limited, dated May 13, 2005.

10.2
Agreement between the Company's 50% owned subsidiary, ActionView Far East and Chuangrun Advertising (H.K.) Limited regarding the installation of 150 scrolling signs at the Guangzhou Bai Yun Airport, dated June 14, 2004.

22.1	Consent of Marcus A. Luna, Esq., regarding inclusion of opinion (included in Exhibit 5.1)

22.2
Consent of Dale Matheson Carr-Hilton LaBonte, independent registered public accounting firm, regarding inclusion of their Report dated March 24, 2005 on the December 31, 2004 and 2003 consolidated financial statements.

UNDERTAKINGS

In accordance with Rule 415 and Item 512 of Regulation S-K, the undersigned company hereby undertakes to:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	(i)	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

	(ii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Vancouver in the State of British Columbia, Canada, on this 5th day of August, 2005.

By: /s/ Christoper Stringer Christopher Stringer, President, CFO and Director	By: /s/ Rick Mari Rick Mari, CEO, Secretary, Treasurer and Director

ACTIONVIEW INTERNATIONAL, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of ActionView International, Inc.

We have audited the consolidated balance sheets of ActionView International, Inc. (the “Company”) (as development-stage company) as of December 31, 2004 and 2003 the related consolidated statement of operations and deficit, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The Company’s financial statements as at December 31, 2002, and for the year then ended were audited by other auditors whose report dated March 9, 2003 included an explanatory paragraph regarding the Company's ability to continue as a going concern. The Company’s financial statements as at December 31, 2001, and for the period from April 2, 1989 (date of inception) to December 31, 2001 were audited by other auditors whose report dated March 12, 2002, included an explanatory paragraph regarding the Company’s ability to continue as a going concern. The financial statements for the period from April 2, 1989 (date of inception) to December 31, 2002 reflect a total net loss of $1,591,629 of the related cumulative totals. The other auditors’ reports have been furnished to us, and our opinion, insofar as it relates to amounts included for such prior periods, is based solely on the reports of such other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows and the changes in stockholders’ equity for the years then ended and for the period from April 2, 1989 (date of inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, to date the Company has realized significant losses and further losses are anticipated. At December 31, 2004 the Company had a working capital deficiency of $360,661, has incurred losses since inception of $4,012,755, and requires additional funds to meet its obligations and fund the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“Dale Matheson Carr-Hilton LaBonte”

CHARTERED ACCOUNTANTS

Vancouver, B.C.
March 24, 2005

ACTIONVIEW INTERNATIONAL, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	March 31	December 31,	December 31,
	2005	2004	2003
	(Unaudited)
	$	$	$
ASSETS
CURRENT ASSETS
Cash	46,581	32,305	41,855
Accounts receivable	34,322	25,734	87,463
Inventory	145,969	139,531	116,846
Prepaid expenses and other (Note 3)	136,927	30,279	302,876

	363,799	227,849	549,040
PROPERTY AND EQUIPMENT, at net book value (Note 4)	141,666	150,803	81,771
INTELLECTUAL PROPERTY RIGHTS, at net book value (Note 5)	1,874,226	1,929,896	2,152,576
GOODWILL (Note 6)	431,572	431,572	431,572

	2,811,263	2,740,120	3,214,959

LIABILITIES
CURRENT LIABILITIES
Bank indebtedness (Note 7)	78,042	83,084	65,450
Accounts payable and accrued liabilities	292,723	298,137	136,073
Deferred revenue	1,926	2,335	1,645
Current portion of long-term debt (Note 8)	15,773	17,307	30,631
Due to related parties (Note 10)	230,878	167,647	19,932
Notes payable	20,000	20,000	20,000

	639,342	588,510	273,731
LONG-TERM DEBT (Note 8)	28,916	33,234	46,840

	668,258	621,744	320,571

CONTINGENCIES AND COMMITMENTS (Notes 1, 7 and 11)

STOCKHOLDERS' EQUITY

COMMON STOCK (Note 9)
$0.001 par value; 75,000,000 shares authorized
21,496,516 issued and outstanding (2004 - 21,316, 516; 2003 - 16,300,015)	21,496	21,316	16,300
EXCHANGEABLE SHARES (Note 9)	2,421,803	2,421,803	2,421,803
ADDITIONAL PAID IN CAPITAL	3,577,632	3,559,812	2,952,628
OBLIGATION TO ISSUE SHARES	282,000	52,000	-
COMMON STOCK PURCHASE WARRANTS (Note 9)	76,200	76,200	56,700
DEFICIT ACCUMULATED DURING DEVELOPMENT STAGE	(4,236,126)	(4,012,755)	(2,553,043)

	2,143,005	2,118,376	2,894,388

	2,811,263	2,740,120	3,214,959
SUBSEQUENT EVENTS (Note 14)

The accompanying notes are an integral part of these consolidated financial statements.

ACTIONVIEW INTERNATIONAL, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

				Cumulative
	For the Quarter			From Inception
	Ended March 31 ,	For the Years Ended December 31,		(April 2, 1989) to
	2005	2004	2003	March 31, 2005
	(Unaudited)			(Unaudited)
		$	$	$

REVENUE	13,614	130,866	40,790	185,270

COST OF SALES	4,980	65,206	18,100	88,286

	8,634	65,660	22,690	96,984

OPERATING EXPENSES
Consulting fees - cash	-	185,000	91,400	331,900
- stock based	12,000	30,200	326,100	368,300
Research & Development	27,271	151,362	2,626	178,633
Depreciation and amortization	64,807	269,588	80,861	415,256
Marketing	2,531	79,542	36,237	118,310
Investor relations	13,695	367,287	53,567	434,549
Professional fees	40,071	80,223	95,660	261,696
Salaries and
management fees - cash	44,361	187,434	77,471	309,266
- stock based	-	-	120,000	120,000
Office and general administration	27,269	174,736	100,182	1,795,200
	232,005	1,525,372	984,104	4,333,110

NET LOSS FOR THE PERIOD	(223,371)	(1,459,712)	(961,414)	(4,236,126)

DEFICIT, BEGINNING OF PERIOD	(4,012,755)	(2,553,043)	(1,591,629)

DEFICIT, END OF PERIOD	(4,236,126)	(4,012,755)	(2,553,043)	(4,236,126)

BASIC NET LOSS PER SHARE	(0.01)	(0.07)	(0.13)

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING	19,834,191	19,802,542	7,665,091

The accompanying notes are an integral part of these consolidated financial statements.

ACTIONVIEW INTERNATIONAL, INC
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

	Common Shares		Exchangeable Shares		Additional	Obligation	Common Stock		Total
	Number		Number		Paid-in	to Issue	Purchase	Accumulated	Stockholders'
	of Shares	Amount	of Shares	Amount	Capital	Shares	Warrants	Deficit	Equity/(Deficit)
		$		$	$	$	$	$	$
Balance - April 12, 1989	30,087	30	-	-	23,193	-	-	-	23,223
Shares issued for patent righs, March 1990 at $0.01 per share	181,733	182	-	-	818	-	-	-	1,000
Shares issued for cash, April 1990 at $0.86 per share	30,815	31	-	-	26,469	-	-	-	26,500
Shares issued for cash, December 1990 at $0.00 per share	167	-	-	-	5,000	-	-	-	5,000
Shares issued for services, December 1991 at $29.94 per share	1,666	2	-	-	1,498	-	-	-	1,500
Shares issued for cash, December 1992 at $0.05 per share	666,666	666	-	-	35,363	-	-	-	36,029
Shares isued for services, December 1995 at $0.10 per share	72,891	73	-	-	7,427	-	-	-	7,500
Additional loss for the cumulative period April 12, 1989 to December 31, 1996	-	-	-	-	82,488	-	-	-	82,488
Net loss for the cumulative period - April 12, 1989 - December 31, 1996	-	-	-	-	-	-	-	(190,567)	(190,567)
Balance - December 31, 1996	984,025	$984	-	-	$182,256	-	-	($190,567)	(7,327)
Net loss for the year	-	-	-	-	-	-	-	(2,363)	(2,363)
Balance - December 31, 1997	984,025	$984	-	-	$182,256	-	-	192,930)	($9,690)
Shares issued for cash, November 30,1998 at $0.00 per share	8,000,000	8,000	-	-	22,000	-	-	-	30,000
Net loss for the year	-	-	-	-	-	-	-	(21,949)	(21,949)
Balance - December 31, 1998 - before stock split	8,984,025	$8,984	-	-	$204,256	-	-	($214,879)	($1,639)
One to three reverse stock split	(5,989,350)	(5,989)	-	-	5,989	-	-	-	-
Balance - December 31, 1998 - after stock split	2,994,675	$2,995	-	-	$210,245	-	-	($214,879)	($1,639)
Shares issued for services	910,000	910	-	-	1,248,310	-	-	-	1,249,220
Net loss for the year	-	-	-	-	-	-	-	(1,247,581)	(1,247,581)
Balance - December 31, 1999 - as previously reported	3,904,675	$3,905	-	-	$1,458,555	-	-	($1,462,460)	$0
Prior period adjustment	-	-	-	-	(1,158,220)	-	-	1,158,220	-
Balance - December 31, 1999 - as restated	3,904,675	$3,905	-	-	$300,335	-	-	($304,240)	$0
Net Loss for the year	-	-	-	-	-	-	-	(102,762)	(102,762)
Balance - December 31, 2000 - as previously reported	3,904,675	$3,905	-	-	$300,335	-	-	($407,002)	($102,762)
Prior period adjustment - services	55,000	55	-	-	5,445	-	-	(5,500)	-
Warrants issued with convertible debt	-	-	-	-	173,422	-	-	(173,422)	-
Beneficial conversion feature	-	-	-	-	181,578	-	-	(181,578)	-
Balance - December 31, 2000 - as restated	3,959,675	$3,960	-	-	$660,780	-	-	($767,502)	($102,762)
Warrants issued for services, March 2001	-	-	-	-	98,713	-	-	-	98,713
Shares issued as repayment for advances June 2001 at $0.10 per share	55,000	55	-	-	5,445	-	-	-	5,500
Shares issued for purchase of assets November 2001 at $0.55 per share	1,000,000	1,000	-	-	549,000	-	-	-	550,000
Net loss for the year ended December 31, 2001	-	-	-	-	-	-	-	(599,307)	(599,307)
Balance - December 31, 2001	5,014,675	$5,015	-	-	$1,313,938	-	-	($1,366,809)	($47,856)
Shares cancelled as a result of termination of asset purchase agreement, June 2002	(1,000,000)	(1,000)	-	-	(549,000)	-	-	-	(550,000)
Net loss for the year ended December 31, 2002	-	-	-	-	-	-	-	(224,820)	(224,820)
Balance - December 31, 2002	4,014,675	$4,015	-	-	$764,938	-	-	($1,591,629)	($822,676)
Beneficial conversion price of warrants	-	-	-	-	8,134	-	-	-	8,134
Stock issued for services at $0.065 per share	975,000	975	-	-	62,400	-	-	-	63,375
Units issued in settlement of convertible notes and accrued interest at $0.05 per share	6,700,000	6,700	-	-	328,300	-	-	-	335,000
Units issued on settlement of convertible notes at $0.25 per shar	352,000	352	-	-	78,848	-	8,800	-	88,000
Units issued on settlement of convertible notes at $0.4 per share	250,000	250	-	-	89,750	-	10,000	-	100,000
Shares issued in settlement of interest on convertible notes at $0.05 per share	1,332,460	1,332	-	-	65,291	-	-	-	66,623
Shares issued in settlement of accrued interest on convertible notes at $0.31 per share	16,110	16	-	-	5,006	-	-	-	5,022
Shares issued in settlement of directors' advances at $0.30 per share	327,325	327	-	-	97,870	-	-	-	98,197
Shares issued on settlement of debt at $0.50 per share	774,446	775	-	-	386,449	-	-	-	387,224
Units issued for cash under regulation S at $0.50 per un	958,000	958	-	-	430,142	-	47,900	-	479,000
Shares issued on exercise of warrants at $0.30 per share in settlement of accounts payable	250,000	250	-	-	84,750	-	(10,000)	-	75,000
Exchangeable shares issued at $0.30 per shar	-	-	8,422,675	2,526,803	-	-	-	-	2,526,803
Exchangeable shares converted at $0.30 per share	350,000	350	(350,000)	(105,000)	104,650	-	-	-	-
Stock options granted	-	-	-	-	446,100	-	-	-	446,100
Net loss for the year ended December 31, 2003	-	-	-	-	-	-	-	(961,414)	(961,414)
Balance - December 31, 2003	16,300,016	$16,300	8,072,675	$2,421,803	$2,952,628	-	$56,700	($2,553,043)	$2,894,388
Stock options granted	-	-	-	-	30,200	-	-	-	30,200
Exercise of warrants on a cashless basis at $0.001 per shar	1,741,500	1,741	-	-	(1,741)	-	-	-	-
Units issued for cash under regulation S at $0.50 per unit	250,000	250	-	-	112,250	-	12,500	-	125,000
Units issued for cash under regulation S at $0.40 per unit	175,000	175	-	-	62,825	-	7,000	-	70,000
Private placement of shares issued under Reg D, Rule 506 for cash at $0.20 per share net of share issue cost	2,500,000	2,500	-	-	388,000	50,000	-		440,500
Exercise of warrants on a cashless basis at $0.001 per share	250,000	250	-	-	(250)	-	-	-	-
Private placement of shares issued under Reg D, Rule 506 for cash at $0.20 per share net of share issue costs	100,000	100	-	-	15,900	2,000	-	-	18,000
Net loss for year ended December 31, 2004	-	-	-	-	-	-	-	(1,459,712)	(1,459,712)
Balance - December 31, 2004	21,316,516	$21,316	8,072,675	$2,421,803	$3,559,812	$52,000	$76,200	($4,012,755)	$2,118,376
Shares issued on settlement of accounts payable at $0.10 per share	180,000	180			17,820				18,000
Funds received from private placement in process						230,000			230,000
Net loss for year ended December 31, 2004								(223,371)	(223,371)
Balance - March 31, 2005 (unaudited)	21,496,516	$21,496	8,072,675	$2,421,803	$3,577,632	$282,000	$76,200	($4,236,126)	$2,143,005

The accompanying notes are an integral part of these consolidated financial statements.

     ACTIONVIEW INTERNATIONAL, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASHFLOWS

				Cumulative
	For the Quarter			From Inception
	Ended March 31 ,	For the Years Ended December 31,		(April 2, 1989) to
	2005	2004	2003	March 31, 2005
	(Unaudited)			(Unaudited)
	$	$	$	$
CASH FLOW FROM (USED IN ) OPERATING ACTIVITIES
Net loss for the period	(223,371)	(1,459,712)	(961,414)	(4,236,126)
Adjustments to reconcile net loss to net cash (used in) operating activities
Depreciation and amortization	64,807	269,588	80,861	416,439
Finance expense on beneficial conversion features	-	-	8,134	363,134
Bad debt	-	-	-	340,000
Common stock issued for services	-	-	63,375	174,375
Warrants issued for services	-	-	-	98,713
Stock based consulting fees	12,000	30,200	326,100	368,300
Stock based salaries and management fees	-	-	120,000	120,000
	76,807	299,788	598,470	1,880,961
Changes in non-cash working capital
Accounts receivable	(8,588)	61,729	(16,123)	37,018
Inventory	(6,438)	(22,685)	(88,202)	(117,325)
Prepaid expenses and other assets	(100,648)	272,597	(274,402)	(91,424)
Accounts payable	(5,414)	162,064	191,604	815,437
Deferred revenue	(409)	690	(1,167)	(886)
	(121,497)	474,395	(188,290)	642,820

NET CASH USED IN OPERATING ACTIVITIES	(268,061)	(685,529)	(551,234)	(1,712,345)

CASH FLOW FROM (USED IN ) INVESTING ACTIVITIES
Purchase of property and equipment	-	(115,940)	(53,997)	(169,937)
Net cash acquired on acquisition of ActionView	-	-	(53,439)	(53,439)
Cash acquired on reorganization of the Company	-	-	-	23,540

NET CASH USED IN INVESTING ACTIVITIES	-	(115,940)	(107,436)	(199,836)

CASH FLOW FROM (USED IN ) FINANCING ACTIVITIES
Additional capital contributed	-	-	-	82,488
Issuance of common stock for cash	-	653,500	479,000	1,219,000
Obligation to issue shares re. funds received from private placement	230,000			230,000
Payment of advance receivable	-	-	-	(340,000)
Proceeds from convertible notes payable	-	-	188,000	543,000
Long term debt repayments, net of advances	(5,852)	(26,930)	(4,657)	(37,439)
Increase in bank indebtedness	(5,042)	17,634	25,782	38,374
Advances from related parties and shareholder	63,231	147,715	12,393	223,339

NET CASH FROM FINANCING ACTIVITIES	282,337	791,919	700,518	1,958,762

(DECREASE) INCREASE IN CASH	14,276	(9,550)	41,848	46,581

CASH, BEGINNING OF PERIOD	32,305	41,855	7	-

CASH, END OF PERIOD	46,581	32,305	41,855	46,581

Supplemental disclosure with respect to cash flows (Note 13)

The accompanying notes are an integral part of these consolidated financial statements.

ACTIONVIEW INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED STATEMENTS
March 31, 2005 (unaudited) and December 31, 2004 and 2003

(1)          NATURE OF BUSINESS AND CONTINUANCE OF OPERATIONS

ActionView International, Inc. (formerly Acquisition Media, Inc.) (the "Company"), was incorporated on January 26, 1986, as Vantage, Inc., under the laws of the State of Nevada.

Following a number of name changes since incorporation, the Company changed its name again to ActionView International, Inc. on August 20, 2003. This was done to better reflect its new business operations during the process of acquiring 100% of ActionView Advertising Systems, Inc. and related technology rights through its wholly owned subsidiary company, 6126421 Canada Ltd. This acquisition was closed in September 2003 (See Notes 5 and 6).

The Company currently engages in the manufacturing, assembly and marketing of programmable scrolling backlit billboard poster signs used in point-of-sale and outdoor advertising locations. The Company’s business model has two basic revenue streams: (i) ad revenues from company owned signs placed in high traffic locations by Ad Agencies with whom the Company shares the revenue; and (ii) sale of signs to franchise operators along with on-going royalty revenue from advertising on the signs in local market areas.

In connection with its ad revenue business from Company-owned signs, the Company completed the incorporation of ActionView Far East Limited in early 2004 for the purpose of representing the Company and marketing its scrolling sign products in both China and Hong Kong. (Refer to note 11).

The Company is currently considered a Development Stage Enterprise, under the guidelines of Statement of Financial Accounting Standards (“SFAS”) No. 7.

Going concern

These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles, on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has a working capital deficit of $275,543, has incurred losses since inception of $4,236,126, and further losses are anticipated in the development of its business and there can be no assurance that the Company will be able to achieve or maintain profitability. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

The continued operations of the Company and the recoverability of the carrying value of assets is dependent upon the ability of the Company to obtain necessary financing to fund its working capital requirements, and upon future profitable operations. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

There can be no assurance that capital will be available as necessary to meet the Company’s working capital requirements or, if the capital is available, that it will be on terms acceptable to the Company. The issuances of additional equity securities by the Company may result in a significant dilution in the equity interests of its current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase the Company's liabilities and future cash commitments. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, the business and future success may be adversely affected.

The Company is planning additional ongoing equity and/or debt financing by way of private placements and/or commercial loan agreements to fund its obligations and operations.

(2)          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Consolidated Financial Statements:

These consolidated financial statements include the accounts of the Company, a Nevada Corporation, and its 100% interest in 6126421 Canada Ltd. (a wholly-owned Canadian subsidiary incorporated August 11, 2003) (“612 Canada“). 612 Canada also owns 100% of the issued and outstanding shares of ActionView Advertising Systems, Inc. (“ActionView”), a British Columbia corporation acquired effective September 9, 2003. (refer to Note 6).

(b) Cash and Cash Equivalents

Cash equivalents usually consist of highly liquid investments that are readily convertible into cash with maturity of three months or less when purchased. The cash and cash equivalents consist of bank deposits.

(c) Inventory

Inventory consists of programmable scrolling backlit billboard poster signs held for sale and are valued at the lower of cost or net realizable values. Cost is determined on "the first-in, first-out basis."

(d) Property and equipment

Property and equipment is recorded at cost. Depreciation is computed using the following methods and rates to depreciate the cost of the property and equipment less their residual values over their estimated useful lives.

Rental Signs:	5 years
Leasehold Improvements:	3 years
Furniture and fixtures:	4 years

Property and equipment are reviewed annually for impairment and whenever circumstances indicate that their carrying amount is not recoverable and exceeds their fair value. The carrying amount of property and equipment is determined to be non-recoverable if it exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposal.

The cost of rental signs includes component parts, labour and freight up to the point of substantial completion of the signs. The signs are considered substantially complete and ready for their intended use at the earlier of the date of completion of their construction and installation or the date when related revenue recognition commences.

(e) Disposal of long-lived assets

In accordance with SFAS 144, “Accounting for the Impairment on Disposal of Long-Lived Assets” (SFAS 144), the Company measures all long-lived assets that are to be disposed of by sale at the lower of book value or fair value less disposal costs.

(f) Goodwill and intangible assets

The Company has adopted the provision of the Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Intangible Assets”, which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives are not amortized but are tested for impairment at least annually. Intangible assets with a definite life will be amortized over that expected life and will also be tested for impairment at least annually and whenever events or circumstances indicate a revision to the remaining period of amortization is warranted. The Company’s intellectual property is being amortized over 10 years. The determination of any impairment would include a comparison of estimated future operating cash flows anticipated during the remaining life with the net carrying value of the asset.

(g) Foreign currency transactions

The functional currency of the Company and its subsidiaries 612 Canada and ActionView Advertising Systems, Inc., is U.S. dollars. In accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”, the foreign currency financial statements of the Company’s subsidiaries are re-measured into U.S. dollars. Monetary assets and liabilities are re-measured using the foreign exchange rate that prevailed at the balance sheet date. Revenue and expenses are translated at weighted average rates of exchange during the year and stockholders’ equity accounts and capital asset accounts are translated by using historical exchange rates. Any re-measurement gain or loss incurred is reported in the consolidated income statement.

(h) Revenue Recognition

ActionView generates its revenue primarily from three sources:
                   i) rental revenue - Company-owned signs are placed by independent ad agencies, who sell the advertising, in point-of-sale and high traffic out-of-home advertising locations. This revenue is shared with the ad agencies and the sign location landlords and is recognized over the period the advertising is provided.
                   ii) franchise revenue – franchise fees, sign sales by franchisees, and royalty fees on advertising revenues generated by franchisees. Non-refundable franchise fees are earned for arranging the franchise agreements and providing initial training services and related materials.
                   iii) sales revenue - custom manufactured signs are sold with revenue being recognized when the signs are delivered.

Revenue from all sources is recognized when the amount is fixed or determinable, delivery has occurred or initial services have been performed, and collection is reasonably assured.

Any amounts received in advance of the goods being delivered or services being performed are recorded as deferred revenue.

(i) Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

For future tax assets, the full amount of the potential future benefit is recorded. A valuation allowance is then used to adjust for the probability of realization.

(j) Financial Instruments

In accordance with the requirements of SFAS No. 107, the Company has determined the estimated fair value of financial instruments using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets or liabilities including cash, prepaid expense, loans and accounts payable and due to related parties approximate carrying value due to the immediate or short-term maturity of these financial instruments.

Fair values of long-term debt are based on market prices where available. When quoted market prices are not available, fair values are estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

(k) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

(l) Stock-based compensation

In December 2002, the Financial Accounting Standards Board issued Financial Accounting Standard No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (“SFAS No. 148”), an amendment of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”). The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in interim financial information. The disclosure provisions of SFAS No. 148 were effective for the Company commencing December 31, 2002.

The Company has elected to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB No. 25”) and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above. In addition, in accordance with SFAS No. 123 the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants. Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company’s stock and the amount an employee must pay to acquire the stock. This amount is recorded when the options first become exercisable. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period.

The following table illustrates the pro forma effect on net loss and net loss per share as if the Company had accounted for its stock-based employee compensation using the fair value provisions of SFAS No. 123 using the assumptions described in Note 9 under Stock Option Plan:

		Quarter Ended March 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
		(unaudited)
Net loss for the period	As reported	$(223,371)	$(1,459,712)	$(961,414)
SFAS 123 compensation expense	Pro-forma	-	-	(266,500)

Net loss for the period	Pro-forma	$(223,371)	$(1,459,712)	$(1,227,914)

Pro-forma basic net l oss per share	Pro-forma	$(0.01)	$(0.07)	$(0.16)

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

The Company has also adopted the provisions of the Financial Accounting Standards Board Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation – An Interpretation of APB Opinion No. 25 (“FIN 44”), which provides guidance as to certain applications of APB 25. FIN 44 is generally effective July 1, 2000 with the exception of certain events occurring after December 15, 1998.

(m) Loss Per Share

The computation of basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of outstanding common shares during the period, excluding the exchangeable shares as described in note 6, which have not yet been exchanged into common stock of the Company. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted loss per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on net loss. As of March 31, 2005 and December 31, 2004, the Company had approximately 16,537,675 potentially dilutive securities in the form of exchangeable shares, share purchase warrants and stock options. (December 31, 2003 18,607,675 potentially dilutive securities). The accompanying presentation is only of basic loss per share as the potentially dilutive factors are anti-dilutive to basic loss per share.

(n) Recent accounting pronouncements

In March 2004, the Financial Accounting Standards Board ("FASB") issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). The objective of EITF 03-1 is to provide guidance for identifying impaired investments. EITD 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In October 2004, the FASB delayed the recognition and measurement provisions of EITF 03-1 until implementation guidance is issued. The disclosure requirements are effective for annual periods ending after June 15, 2004, and remain in effect. Management believes that the adoption of EITF 03-1 will not have a material impact on the Company’s financial condition or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs (“SFAS 151”). SFAS 151 requires issuers to treat idle facility expense, freight, handling costs, and wasted material (spoilage) as current-period charges regardless of whether such charges are considered abnormal. In addition, SFAS 151 requires the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 will be effective for all inventory costs incurred in fiscal years beginning after June 15, 2005. Management believes the adoption of this standard will not have a material impact on the Company's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment ("SFAS 123(R)"), which requires the compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award. SFAS 123(R) is effective for all interim periods beginning after December 15, 2005. Management is currently evaluating the impact of this standard on the Company’s financial condition and results of operations. See Note 2 re stock-based compensation for information related to the pro forma effects on the Company’s reported net loss and net loss per share of applying the fair value recognition provisions of the previous SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions (“SFAS 153”) SFAS 153 requires that exchanges of non-monetary assets are to be measured based on fair value and eliminates the exception for exchanges of non-monetary, similar productive assets, and adds an exemption for non-monetary exchanges that do not have commercial substance. SFAS 153 will be effective for fiscal periods beginning after June 15, 2005. Management believes the adoption of this standard will not have a material impact on the Company’s financial condition or results of operations.

(o) Comparative figures

Certain of the comparative figures have been reclassified to conform to the current year’s presentation.

(3)          PREPAID EXPENSES

Prepaid expenses as at March 31, 2005 include $91,000 of advances to a China sign manufacturer regarding the current purchase order in progress for sign placements at the New Guangzhou Baiyun Airport.

The prepaid investor relations cost of $270,000 from December 31, 2003 was expensed in 2004 as part of an arm’s length investor relations program conducted in the first quarter.

(4)          FIXED ASSETS

	March 31, 2005	December 31, 2004	December 31, 2003
	(unaudited)
Rental signs	$256,973	$256,973	$141,031
Furniture and fixtures	4,174	4,174	4,174
Leasehold improvements	10,785	10,785	10,785

	271,932	271,932	155,990
Less: accumulated depreciation	(130,266)	(121,129)	(74,219)

Net book value	$141,666	$150,803	$81,771

Under the terms of the Company’s loan with the Royal Bank, the operating line of credit is secured by a general security agreement over all of the assets of Action View. (See Note 7)

(5)          INTELLECTUAL PROPERTY RIGHTS

By agreement effective September 9, 2003, the Company through 612 Canada acquired the Intellectual Property rights relating to a computer programmable scrolling, backlit billboard poster sign.

612 Canada issued 7,422,675 Exchangeable Shares to the principals of ActionView in exchange for the intellectual property rights described above. The Exchangeable Shares can be exchanged into shares of Actionview International, Inc. on a one-for-one basis at the option of the exchangeable shareholder. The exchangeable shares were issued at a fair value of $0.30 per share with a total acquisition price of $2,226,803.

In accordance with the provisions of SFAS 142 “Goodwill and other Intangible Assets”, the Company is amortizing the cost of the Intellectual Property Rights, on a straight-line basis, over the estimated life which has been determined, by management, to be ten years. As at March 31, 2005 and December 31, 2004 and 2003, the book value is shown below and the Company has determined that no impairment of intellectual property rights has occurred.

	March 31, 2005	December 31, 2004	December 31, 2003
	(unaudited)
Intellectual property	$2,226,803	$2,226,803	$2,226,803
Less: accumulated amortization	(352,577)	(296,907)	(74,227)
Net book value	$1,874,226	$1,929,896	$2,152,576

(6)          ACQUISITION OF ACTIONVIEW ADVERTISING SYSTEMS, INC.

Pursuant to the Agreement dated August 18, 2003 as amended August 25, 2003 and effective September 9, 2003, between the Company, 612 Canada, ActionView, the ActionView shareholders and the two principals of ActionView, 100% of the issued and outstanding common shares of ActionView were acquired by 612 Canada in exchange for 1,000,000 exchangeable shares of 612 Canada. In addition, 612 Canada issued a further 7,422,675 exchangeable shares to the two principals of ActionView in exchange for intellectual property rights held by the principals relating to the development of ActionView’s products.

Concurrent with the acquisition of ActionView the Company issued 327,325 shares of common stock on settlement of a total of $98,197 owing to the two principals of ActionView who became directors of the Company, subsequent to the acquisition.

A holder of an exchangeable share may, at any time, require 612 Canada to repurchase the exchangeable share for an amount equal to the then current market value of the Company’s common stock. 612 Canada may, at its option, satisfy the resulting obligation to repurchase the exchangeable shares in cash or it may elect to have the obligation satisfied by the issuance of shares of the common stock of the Company on the basis of one common share for one exchangeable share. The Company issued 8,422,675 shares of common stock to a trustee to satisfy this obligation. The holders of the exchangeable shares will be granted votes in the Company on a basis of one vote for every exchangeable share held. During the year ended December 31, 2003, 350,000 exchangeable shares were exchanged for shares of the Company at $0.30 each.

On September 9, 2003, the acquisition of ActionView was accounted for as a business combination using the purchase method of accounting in accordance with SFAS 141 whereby the fair value of the consideration paid has been allocated to the fair value of the underlying net assets acquired as follows:

Assets acquired at fair value:
Current assets	$128,719
Fixed assets	34,407
Goodwill	431,572

594,698
Liabilities acquired at fair value:
Current liabilities	81,825
Long term debt	53,437
Due to related parties	159,436

294,698

Purchase price – 1,000,000 exchangeable shares	$300,000

In accordance with the provisions of SFAS 142 “Goodwill and other Intangible Assets” the Company no longer amortizes goodwill, but is required to test for recoverability of long-lived assets and when the carrying amount of an asset exceeds its fair value, is required to recognize an impairment loss. As at December 31, 2004, management has determined that no impairment of goodwill has occurred.

The consolidated results of operations of the Company include the results of operations of ActionView from the date of acquisition on September 9, 2003.

(7)          BANK INDEBTEDNESS

As of March 31, 2005 and December 31, 2004 the Company had utilized its operating line of credit in the amount of $78,042 (Cdn $95,000) and $83,084 (Cdn $100,000) respectively, payable on demand and bearing interest at Royal Bank of Canada prime rate plus 1.55% per annum. Both the operating line of credit, and the long term debt described in Note 8 below, are secured by a general security agreement over all the assets of ActionView and are guaranteed by the Company’s two directors.

(8)          LONG TERM DEBT

Security over the following debt is described in Note 7 above.

	March 31,	December 31,	December 31,
	2005	2004	2003
	(unaudited)
(i) Term loan with the Royal Bank, bearing interest at
Royal Bank prime plus 2.25% per annum with monthly
principal payments of $1,425 (Cdn $1,715) plus interest.	$0	$1,355	$17,103

(ii) Business Development Corporation (“BDC”) loan,
bearing interest at BDC prime plus 2% per annum with
monthly payments of interest only, the principal being
repayable by November 23, 2007 via monthly payments
of $664 (Cdn$800) commencing October 2002.	23,659	25,921	28,952

(iii) BDC loan, bearing interest at BDC prime plus
4% per annum with monthly principal payments of
$664 (Cdn$800) plus interest and due March 23,
2008	21,030	23,265	31,416

	44,689	50,541	77,471

Less: current portion of loans	(15,773)	(17,307)	(30,631)

Long term portion of loans	$28,916	$33,234	$46,840

Principal repayments

The aggregate amount of principal payments required in each of the next four periods to meet debt retirement provisions is as follows:

Quarter Ending March 31, 2005	Year Ending December 31, 2004
(unaudited)
March 31, 2006	$ 15,773	December 31, 2005	$ 17,307
March 31, 2007	15,772	December 31, 2006	15,951
March 31, 2008	13,144	December 31, 2007	15,287
		December 31, 2008	1,996
	$ 44,689		$ 50,541

(9)          COMMON STOCK

In 1999 the Company completed a 1-for-3 reverse stock split. Prior to the reverse stock split, the Company had 8,984,025 shares issued and outstanding. The reverse stock split reduced the issued and outstanding shares to 2,994,675. All references to common stock, common shares outstanding, average numbers of common shares outstanding and per share amounts in these Financial Statements and Notes to Financial Statements have been restated to reflect the 1-for-3 reverse stock split.

Following the reverse stock split in 1999 the Company issued 910,000 shares of common stock for services rendered. The value of these shares have been calculated at the market value of the stock at date of issuance.

On June 14, 2001 the Company issued 55,000 shares of stock to directors of the Company for expenses advanced by them totaling $98,713.

On November 26, 2001, the Company issued 1,000,000 shares of its common stock as consideration for the purchase of the assets of Inform Online, Inc. valued at $550,000. The value of these shares was calculated at the market value of the stock at the date of issuance. As of June 24, 2002, the Company terminated the asset acquisition agreement. The Company returned all the assets and the 1,000,000 shares of the Company’s common stock were returned to treasury and cancelled during the year ended December 31, 2002.

On March 25, 2002, the Company issued 2,500,000 shares of its common stock for consideration in the anticipated purchase of 100% of Tele-Pacific Communications (Samoa) Inc. from Pacific E-Link Corporation. These shares were placed in treasury until the completion of due diligence and the finalization of the acquisition. As of August 8, 2002, the Company terminated the share acquisition agreement in writing and the 2,500,000 shares of the Company’s common stock were cancelled.

On May 16, 2003, the Company issued 975,000 shares of common stock in payment of a total of $63,375 in consulting and professional fees.

During the third and fourth quarters of 2003, the Company issued a total of 7,302,000 units comprised of one common share and one common share purchase warrant on conversion of certain convertible notes payable and accrued interest (refer to Note 9). The Company also issued a total of 1,348,570 shares in settlement of accrued interest on convertible notes payable. Of the units issued, 250,000 warrants were exercised at a value of $75,000 which was offset against accounts payable.

In September 2003 concurrent with the acquisition of Action View as described in Note 6, the Company issued 327,325 shares of common stock on settlement of a total of $98,197 owing to the two principals of Action View.

In September 2003, as described in Notes 5 and 6, 612 Canada issued a total of 8,422,675 exchangeable shares with a fair value of $2,526,803 which have been recorded as a separate component of consolidated stockholders’ equity.

On November 1, 2003 the Company issued 774,446 shares of common stock in settlement of a total of $387,224 owing to two directors of the Company and to a company controlled by a director of the Company.

During the fourth quarter of 2003, the Company prepared a Private Placement Offering Memorandum to sell 2,000,000 units of securities at $0.50 per unit (the “OM Units”). Each Unit consists of one share of restricted common stock of the Company and one non-transferable share purchase warrant. The Warrant entitles the holder to purchase one share of restricted common stock at $0.55 for three years.

In this connection, the Company issued a total of 958,000 of the OM Units in the fourth quarter of 2003 with the warrants expiring by December 30, 2006. The fair value of the warrants was estimated to be $47,900 and recorded as a separate component of stockholders’ equity.

During the fourth quarter of 2003, the Company issued 250,000 common shares on exercise of 250,000 share purchase warrants at $0.10 per warrant in settlement of $75,000 of accounts payable.

During the fourth quarter of 2003, the Company issued a total of 350,000 shares of common stock in satisfaction of the purchase price owing by 612 Canada on repurchase of a total of 350,000 exchangeable shares of 612 Canada.

On January 16, 2004, the Company issued 1,741,500 common shares in settlement of the exercise of 1,935,000 share purchase warrants at $0.10 per warrant on a “cashless basis”.

During the first quarter of 2004, the Company issued a total of 250,000 of the OM Units offered in the fourth quarter of 2003 for proceeds of $125,000, comprised of one restricted common share at $0.50 and one non-transferable share purchase warrant at $0.55, under Regulation S. The warrants have a term of three years and will expire by February 20, 2007. The fair value of the warrants was estimated to be $12,500 and has been recorded as a separate component of stockholders’ equity.

In March 2004, the Company issued a total of 175,000 of the OM units offered in the fourth quarter 2003 for proceeds of $70,000, comprised of one restricted common share at $0.40 and one non-transferable share purchase warrant at $0.45, under Regulation S. The warrants have a term of three years and will expire by March 9, 2007. The fair value of the warrants was estimated to be $7,000 and has been recorded as a separate component of stockholders’ equity.

On March 31, 2004, the Company entered into a Private Placement Subscription Escrow Agreement (“PPSEA”) whereby it agreed to offer through a private placement agent not less than 500,000 and not more than 10,000,000 shares of the Company’s common stock at $0.20 per share, under Rule 506 of Regulation D. In return for arranging the financing, the Company has agreed to pay an agent’s fee of: (i) $10,000 cash upon signing the agreement; (ii) 10% of the gross proceeds from the sale of the shares in cash; and (iii) 10% of the common stock sold to investors.

During June 2004, the Company issued 2,500,000 shares under the PPSEA at $0.20 per share for proceeds of $440,500 net of share issue costs and fees of $59,500. As of June 30, 2004, the Company also recorded an obligation to issue 250,000 shares to the agent as described in (iii) above with at a fair value of $50,000.

On April 15, 2004, the Company issued 250,000 common shares in settlement of the exercise of 310,000 share purchase warrants at $0.10 per warrant on a “cashless basis”.

On July 1, 2004, the Company issued 100,000 shares under the PPSEA at $0.20 per share for proceeds of $18,000, net of share issue costs of $2,000. The Company recorded an obligation to issue 250,000 shares to the agent as described in (iii) above with at a fair value of $2,000.

In January 2005, the Company implemented a Retainer Stock Plan which was filed on a Form S-8 Registration Statement on January 24, 2005. Under the Plan, a total of 3,000,000 shares of common stock can be issued to compensate directors, employees and consultants of the Company for services rendered to the Company at prices and terms to be determined by the Board of Directors.

In March 2005, the Company issued 180,000 shares of Form S8 common stock for consulting fees regarding preparation of continuous disclosure documents at $0.10 per share, of which $6,000 was included in prepaid expenses as at March 31, 2005. In March 2005, the Company raised private placement funds of $230,000 from a group of investors by sale of 2,825,000 units of its restricted 144 common stock at prices ranging from $0.08 to $0.10 per share. Each unit consists of one share of common stock of the Company and a one-half non-transferable share purchase warrant that entitles the shareholder to purchase one-half share of common stock at an exercise price of $0.17 for a period of one year from the date of closing of this private placement. These shares were approved for issuance by the Company’s board subsequent to the quarter end. At March 31, 2005, the $230,000 received was recorded as an obligation to issue shares in stockholders’ equity. These shares and associated warrants together with 2,600,000 previously issued shares were registered for resale under a Form SB-2 registration statement per Rule 506 of Regulation D filed with the regulatory authorities in late April 2005.

As of March 31, 2005, the Company had approximately 16,537,675 potentially dilutive securities in the form of exchangeable shares (8,072,675), share purchase warrants (7,190,000) and stock options (1,275,675). There have been no changes in these securities since December 31, 2004.

STOCK OPTION PLAN

On September 18, 2003 the Company adopted a Non-Qualified Stock Option Plan (the “Plan”) which authorizes the issuance of up to 1,750,000 shares of common stock on exercise of options granted pursuant to the Plan. In addition, the Company adopted a Stock Bonus Plan which authorizes the issuance of up to 1,000,000 shares of common stock. Under the Stock Bonus Plan, the Company’s employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company’s shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

On September 18, 2003 and pursuant to the Plan, the Company granted options to purchase 1,475,000 shares of common stock to the Company’s officers, directors, employees and to consultants of the Company. The options are exercisable at a price of $0.50 per share for the period from October 1, 2003 to September 30, 2005.

Of these options, 800,000 were granted to employees, officers and directors at less than the market value of the Company’s common stock with a total intrinsic value, being the excess of the quoted market price of the common stock over the exercise price at the date the options are granted, of $120,000. In accordance with the provisions of APB No. 25, this compensation has been recognized upon exercisability of the options being October 1, 2003. In addition, the Company has provided pro-forma disclosures as required by SFAS No. 123 and SFAS No. 148 showing the results of applying the fair value method using the Black-Scholes option pricing model assuming a dividend yield of 0%, a risk-free interest rate of 3%, an expected option life of 2 years and an expected volatility of 145%. Applying the fair value method has resulted in additional pro-forma compensation of $266,500 being recorded. (Refer to Note 2).

Of the total number of options granted, 675,000 were granted to consultants of the Company which were recorded at a fair value of $326,100 upon exercisability of the options being October 1, 2003. The fair value was determined using the Black-Scholes option pricing model assuming a dividend yield of 0%, a risk-free interest rate of 3%, an expected option life of 2 years and an expected volatility of 145%.

On December 1, 2003 and pursuant to the Plan, 50,000 options were granted to consultants of the company which were recorded at a fair value of $30,200 when the options became exercisable on January 1, 2004. The fair value was determined using the Black-Scholes option pricing model assuming a dividend yield of 0%, a risk-free interest rate of 3%, an expected option life of 2 years and an expected volatility of 139%.

A summary of the Company’s outstanding incentive stock options to directors, employees and consultants as of March 31, 2005, December 31, 2004 and December 31, 2003 and changes during the periods are presented below:

	Quarter Ended
	March 31, 2005		Year ended		Year ended
	(unaudited)		December 31, 2004		December 31, 2003
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Balance, beginning of period	1,275,000	$0.50	1,525,000	$0.50	-	$-
Granted	-	-	-	-	1,525,000	0.50
Exercised/expired/cancelled	-	-	(250,000)	-	-	-
Balance, end of period	1,275,000	$0.50	1,275,000	$0.50	1,525,000	$0.50

The weighted average exercise price and remaining useful life of the stock options at March 31, 2005 is $0.42 and 0.42 years respectively.

STOCK PURCHASE WARRANTS

On November 5, 2000, the Company issued 8% convertible notes payable in the amount of $335,000. These notes payable were convertible into Units of the Company at a conversion price of $0.20 per Unit. Each Unit is comprised of one fully-paid non-assessable common share of the Company and one Share Purchase Warrant entitling the holder to purchase an additional common share at a purchase price of $0.25 per common share. During the year ended December 31, 2003 the conversion price of the Units was reduced to $0.05 and the exercise price of the warrants was reduced to $0.10. During the year ended December 31, 2003, $335,000 of the November 5, 2000 convertible notes payable were settled through the issuance of 6,700,000 common shares and 6,700,000 common share purchase warrants.

On March 25, 2001, the Company issued 1,000,000 warrants to purchase 1,000,000 shares of the Company’s common stock at $0.20 per share to six parties. On January 6, 2003, the Company reduced the exercise price to $0.05 per share.

A summary of the Company’s warrants as of March 31, 2005, December 31, 2004 and December 31, 2003 and changes during the periods are presented below:

	Exercise	Number of				Number of
	Price	Shares	Issued	Exercised	Expired	Shares
		Issuable at				Issuable at
Expiry Date		Dec. 31, 2003				Dec. 31, 2004
						(and March
						31, 2005)
	$
Aug 21, 2005	0.10	2,000,000	-	(810,000)	-	1,190,000
Aug 21, 2005	0.10	1,000,000	-	(1,000,000)	-	-
Aug 22, 2005	0.10	1,400,000	-		-	1,400,000
Sept 15, 2005	0.10	400,000	-		-	400,000
Sept 22, 2005	0.10	750,000	-		-	750,000
Oct 3, 2005	0.10	400,000	-		-	400,000
Oct 27, 2005	0.10	750,000	-	(435,000)	-	315,000
Mar 25, 2005	0.05	1,000,000	-		-	1,000,000
Oct 10, 2006	0.55	30,000	-		-	30,000
Oct 15, 2006	0.55	70,000	-		-	70,000
Oct 28, 2006	0.55	120,000	-		-	120,000
Nov 4, 2006	0.55	50,000	-		-	50,000
Nov 26, 2006	0.55	108,000	-		-	108,000
Dec 8, 2006	0.55	540,000	-		-	540,000
Dec 31, 2006	0.55	40,000	-		-	40,000
July 25, 2006	0.30	102,000	-		-	102,000
Sept 2, 2006	0.45	250,000	-		-	250,000
Jan 15, 2007	0.55	-	150,000		-	150,000
Jan 22, 2007	0.55	-	50,000		-	50,000
Feb 20, 2007	0.55	-	50,000		-	50,000
Mar 10, 2007	0.45	-	175,000		-	175,000
		9,010,000	425,000	(1,245,000)	-	7,190,000

The weighted average exercise price and remaining useful life of the stock purchase warrants at March 31, 2005 is $0.19 and 0.67 years respectively.

(10)         RELATED PARTY TRANSACTIONS

As at March 31, 2005, the Company owed a total of $230,878 (December 31, 2004 - $167,647) to the directors and their private companies and $8,567 to a shareholder. During the quarter ended March 31, 2005, $48,954 of management fees (year ended December 31 2004 - $199,392) were incurred to Company directors and their two private companies of which all remains unpaid at the quarter end. These amounts are unsecured, non-interest bearing and have no specific terms of repayment.

All related party transactions are in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

(11)         INCORPORATION OF ACTIONVIEW FAR EAST LIMITED

On February 20, 2004, the Company completed the incorporation of a new entity in Hong Kong, called ActionView Far East Limited (“AVFE”), for the purpose of representing the Company and marketing its scrolling sign products in both China and Hong Kong. AVFE is owned by the Company and another company in Hong Kong, called Americrown Inc (“Americrown”).

In general, Americrown will be responsible for negotiating business contracts and the day-to-day running of AVFE in accordance with approved operating procedures and budgets. The Company will be responsible for assisting in the management of AVFE and supplying Company-owned rental signs for placement in high traffic areas in China and Hong Kong for the purpose of generating advertising revenue. The specific terms of the expected agreement between the two shareholders is in the process of being finalized.

On June 14, 2004, AVFE signed an agreement with Chuangrun Advertising (HK) Limited which has the contract to place advertising in the new Bai Yuan Airport and the new MTR Subway System, both in Guangzhou, a large city located in southern China. Subsequently, Chuangrun secured the contract to place the equivalent of 200 Company-owned ActionView motion signs into both the domestic arrivals and the bus stop areas of the new airport. Manufacturing of the signs began in the first quarter of 2005, with installation scheduled to begin in the third quarter 2005.

(12)         INCOME TAXES

As at March 31, 2005 and December 31, 2004 the Company has estimated tax loss carry forwards for tax purposes of approximately $3,683,000 and $3,500,000 respectively (2003 - $2,300,000) which expire through 2025. This amount may be applied against future federal taxable income. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization has been determined not likely to occur.

The Company reviews its valuation allowance requirements annually based on projected future operations. When circumstances change and this causes a change in management’s judgment about the recoverability of future tax assets, the impact of the change on the valuation allowance would generally be reflected in current income.

The reported income taxes differ from the amounts obtained by applying statutory rates to the loss before income taxes for the years ended as follows:

	March 31, 2005	December 31, 2004	December 31 , 2003
(unaudited)
Expected income tax provision (recovery)	$ (76,000)	$ (500,000)	$ (188,000)
Unrecognized tax losses	76,000	500,000	188,000
Income tax provision	-	-	-

The tax effects of temporary differences that give rise to the Company’s future tax asset (liability) are as follows:

	March 31, 2005	December 31, 2004	December 31 , 2003

Loss carry forwards	$ 183,000	$ 1,200,000	$ 730,000
Valuation allowance	(183,000)	(1,200,000)	(730,000)
	-	-	-

Availability of loss usage is subject to change of ownership limitations under Internal Revenue Code 382.

(13)         SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

	Quarter ended March 31, 2005 (unaudited)	Year ended December 31, 2004	Year ended December 31, 2003	Cumulative from Inception (April 2, 1989) to March 31, 2005
Cash paid during period for:
- Interest and bank charges	$ 3,909	$ 16,171	$ 24,626	$ 459,656
- Income taxes	-	-	-	-

During the year ended December 31, 2003, a total of 10,002,341 shares of common stock were issued in settlement of various debt obligations as follows:

(a)	In May 2003, 975,000 shares of common stock as payment for services valued at $63,375.

(b)
During the last six months of 2003, a total of 8,650,570 shares of common stock in settlement of convertible debt in the amount of $523,000 and interest accrued on the convertible debt in the amount of $71,645.

(c)	In September 2003, 327,325 shares of common stock as payment of $98,197 of directors’ advances.

(d)	In November 2003, 774,446 shares of common stock as payment for $387,223 owing to two directors of the Company and to a company controlled by a director of the Company.

(e)	In November 2003, 250,000 shares on the exercise of warrants in settlement of $75,000 of accounts payable.

During the year ended December 31, 2004, there were no shares of common stock issued in settlement of any debt obligations.

In March 2005, the Company issued 180,000 shares of Form S8 common stock for consulting fees regarding preparation of continuous disclosure documents at $0.10 per share, of which $6,000 was included in prepaid expenses as at March 31, 2005.

In April and May of 2005, the Company issued 243,500 shares of Form S8 unrestricted common stock of the Company for consulting fees regarding preparation of legal contracts, continuous disclosure documents and business planning at $0.10 per share.

In June 2005, the Company issued 1,468,000 shares of Form S8 unrestricted common stock of the Company on settlement of accounts payable at $0.10 per share.

In July of 2005, the Company issued 437,500 shares of its 144 restricted common stock for services to a consultant at $0.10 per share. These shares were issued pursuant to an exemption from registration by Section 4(2) of the Securities Act of 1933.

(14)         SUBSEQUENT EVENTS

Share Issuances

From March to May 2005, the Company raised private placement funds of $250,000 from a group of 10 investors by sale of 3,025,000 units of its restricted 144 common stock at prices ranging from $0.08 to $0.10 per share. Each unit consists of one share of common stock of the Company and a one-half non-transferable share purchase warrant that entitles the shareholder to purchase one-half share of common stock at an exercise price of $0.17 for a period of one year from the closing date of this private placement. These shares were issued without registration in exempt transactions based on Section 4(2) of the Securities Act of 1933. The offering and issuance of these shares did not involve any general solicitation and did not involve an underwritten offering. No commissions were paid in connection with the offering of these shares.

In April and May of 2005, the Company issued 243,500 shares of Form S8 unrestricted common stock of the Company for consulting fees regarding preparation of legal contracts, continuous disclosure documents and business planning at $0.10 per share.

In June of 2005, the Company issued 1,468,000 shares of Form S8 unrestricted common stock of the Company on settlement of accounts payable at $0.10 per share.

In June of 2005, the Company issued 437,500 shares of its 144 restricted common stock for services to a consultant at $0.10 per share. These shares were issued pursuant to an exemption from registration by Section 4(2) of the Securities Act of 1933.

In July of 2005, the Company issued 39,800 shares of its restricted common stock as an equity inducement for financing services and promissory notes of $62,000 to two private individuals. These shares were issued pursuant to an exemption from registration provided by Section 4 (2) of the Securities Act of 1933.

In July of 2005, the Company issued 50,867 shares of Form S8 unrestricted common stock of the Company in consulting fees for certain sales and marketing services.

In July of 2005, the Company issued 2,000,000 shares of its 144 restricted common stock as consideration for financing services and a line of credit of $350,000 to be provided by CLX Investment Company, Inc. These shares were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933.

EXHIBITS

3.1	Articles of Incorporation of Vantage, Inc., a Nevada Corporation, dated January 28, 1986.

3.2	Certificate of Amendment to Articles of Incorporation of Vantage, Inc., dated April 26, 1995.

3.3	Certificate of Amendment to Articles of Incorporation of Colfitras Entertainment, Inc., dated October 14, 1999.

3.4	Certificate of Merger and name change to Inform Media Group, Inc., dated April 1, 2002.

3.5	Certificate of Merger between Acquisition Media Inc., and ActionView International, Inc., and name change to ActionView International, Inc., dated August 22, 2003.

5.1	Legal Opinion of Marcus A. Luna, Esq., regarding valid issuance of shares of ActionView International Inc.

10.1	Agreement between the Company's 50% owned subsidiary, ActionView Far East and Chuangrun Media (H.K.) Limited, dated May 13, 2005.

10.2
Agreement between the Company's 50% owned subsidiary, ActionView Far East and Chuangrun Advertising (H.K.) Limited regarding the installation of 150 scrolling signs at the Guangzhou Bai Yun Airport, dated June 14, 2004.

22.1	Consent of Marcus A. Luna, Esq., regarding inclusion of opinion (included in Exhibit 5.1)

22.2
Consent of Dale Matheson Carr-Hilton LaBonte, independent registered public accounting firm, regarding inclusion of their Report dated March 24, 2005 on the December 31, 2004 and 2003 consolidated financial statements.